Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 TECHNICAL REPORT SUMMARY COLADO SITE LOVELOCK, PERSHING COUNTY, NEVADA Submitted to: U.S. Silica Holdings, Inc. Prepared By: Boerne, Texas 830-249-8284 Date: February 11, 2022 Project No. 10711-025-006 -ML-

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 Table of Contents 1.0 EXECUTIVE SUMMARY................................................................................................................. 1 1.1 Background........................................................................................................................................ 1 1.2 Product ............................................................................................................................................... 2 1.3 History of Acquisition ....................................................................................................................... 2 1.4 Mineral Rights ................................................................................................................................... 3 1.5 Location ............................................................................................................................................. 6 1.6 Geology ............................................................................................................................................. 7 1.7 Exploration ........................................................................................................................................ 8 1.8 Testing ............................................................................................................................................... 9 1.9 Mineable Ore Estimate .................................................................................................................... 10 1.10 Mining Methods .............................................................................................................................. 11 1.11 Infrastructure ................................................................................................................................... 12 1.12 Permitting ........................................................................................................................................ 12 1.13 Capital & Operating Costs ............................................................................................................... 13 1.14 Recommendations ........................................................................................................................... 13 2.0 INTRODUCTION ............................................................................................................................. 14 2.1 Sources ............................................................................................................................................ 14 2.2 Personal Inspection .......................................................................................................................... 14 3.0 PROPERTY DESCRIPTION .......................................................................................................... 15 3.1 Location ........................................................................................................................................... 15 3.2 Leases/Royalties .............................................................................................................................. 17 3.3 Encumbrances.................................................................................................................................. 18 3.4 Permitting ........................................................................................................................................ 19 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY ............................................................................................................................ 19 4.1 Topography...................................................................................................................................... 19 4.2 Means of Access .............................................................................................................................. 19 4.3 Climate and Operating Season ........................................................................................................ 21 4.4 Infrastructure ................................................................................................................................... 21 5.0 HISTORY .......................................................................................................................................... 21 6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT ........................................... 22 7.0 EXPLORATION ............................................................................................................................... 26

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 7.1 Exploration ...................................................................................................................................... 26 7.2 Hydrogeology .................................................................................................................................. 30 8.0 SAMPLE PREPARATION, ANALYSES AND SECURITY ....................................................... 30 9.0 DATA VERIFICATION .................................................................................................................. 32 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING ............................................. 32 11.0 MINERAL RESOURCE ESTIMATES .......................................................................................... 34 12.0 MINERAL RESERVE ESTIMATES ............................................................................................. 35 12.1 U.S. Silica Methodology ................................................................................................................. 35 12.2 Data Verification Methodology ....................................................................................................... 38 12.3 Process Verification Methodology .................................................................................................. 38 12.4 Results ............................................................................................................................................. 39 12.5 Recoverable Ore Estimates .............................................................................................................. 39 12.6 Cut-Off Grade .................................................................................................................................. 40 13.0 MINING METHODS ....................................................................................................................... 40 13.2 Overburden and Interburden Waste Handling ................................................................................. 46 13.3 Mining Process ................................................................................................................................ 47 13.4 Mine Ore Stockpiles ........................................................................................................................ 48 13.5 Pit Repair and Maintenance ............................................................................................................. 49 13.6 Mine Equipment .............................................................................................................................. 49 13.7 Plant Logistics Equipment ............................................................................................................... 51 13.8 Mine Engineering, Planning, and Production Scheduling ............................................................... 52 14.0 PROCESSING AND RECOVERY METHODS ............................................................................ 58 15.0 INFRASTRUCTURE ....................................................................................................................... 58 15.1 Roads ............................................................................................................................................... 58 15.2 Energy ............................................................................................................................................. 60 15.3 Water ............................................................................................................................................... 60 15.4 Buildings ......................................................................................................................................... 60 16.0 MARKET STUDIES AND CONTRACTS ..................................................................................... 60 16.1 General Marketing Information ...................................................................................................... 60 16.1.1 DE Market ........................................................................................................................... 61 16.2 Material Contracts Required for Production ................................................................................... 62 17.0 ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS ................................................ 62

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 17.1 Federal Requirements ..................................................................................................................... 62 17.2 State Requirements ......................................................................................................................... 64 17.3 Other Requirements ........................................................................................................................ 64 18.0 CAPITAL AND OPERATING COSTS ........................................................................................ 65 18.1 Operating Cost ................................................................................................................................ 65 18.2 Capital Costs ................................................................................................................................... 66 18.3 Assumptions .................................................................................................................................... 67 18.4 Accuracy ......................................................................................................................................... 67 19.0 ECONOMIC ANALYSIS ................................................................................................................ 67 19.1 Operating Costs ............................................................................................................................... 67 19.2 Capital Costs .................................................................................................................................... 68 19.3 Economic Analysis .......................................................................................................................... 68 19.1.4 Sensitivity Analysis ..................................................................................................................... 69 20.0 ADJACENT PROPERTIES ............................................................................................................ 73 21.0 OTHER RELEVANT DATA AND INFORMATION .................................................................. 73 22.0 INTERPRETATIONS AND CONCLUSIONS .............................................................................. 73 22.1 Comments on Exploration ............................................................................................................... 73 22.2 Comments on Data Verification ...................................................................................................... 74 22.4 Comments on Recoverable Ore Estimates ...................................................................................... 74 22.5 Comments on Mineral Processing and Metallurgical Testing ...................................................... 74 22.6 Comments on Mining Methods ....................................................................................................... 74 22.7 Comments on Infrastructure ............................................................................................................ 75 22.8 Comments on Permitting ................................................................................................................. 75 23.0 RECOMMENDATIONS .................................................................................................................. 75 24.0 REFERENCES .................................................................................................................................. 76 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT ................................ 76

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 1 1.0 EXECUTIVE SUMMARY This Technical Report Summary (“TRS”) has been prepared at the request of U.S. Silica Holdings, Inc. (“U.S. Silica”) by Westward Environmental, Inc. (“WESTWARD”) who has conducted an audit of the proven and probable reserves at the Colado mine (“Colado Site”), Pershing County, Nevada mine as of December 31, 2021. The Colado Site as referenced herein includes only the mining area located northwest of Lovelock, NV. The processing plant is not included in this report. This audit was performed in conjunction with the U.S. Silica’s Mine Engineering and Geology staff based on the definitions and disclosure guidelines set forth in the United States Securities and Exchange Commission (the “SEC”) contained in Title 17, Code of Federal Regulation, Modernization of Property Disclosures for Mining Registrants, Final Rule released October 31, 2018. There are numerous individual pits at the Colado Site that have been mined over the years to various degrees. Not all are actively being mined as of the writing of this report. Only pits that are currently designated with proven or probable reserves equal to, or greater than, 100,000 tons were considered material by U.S. Silica for this report. It must be noted that there are several other pits with proven or probable reserves that were not included in the Recoverable Ore estimates provided in this report. The overall volume of recoverable DE is greater than what is presented herein. The Lovelock Processing Plant is not considered a material asset by U.S. Silica and as a result is not included in this report. All information provided herein pertains strictly to the mine complex where the ore is being extracted. 1.1 Background EP Minerals, LLC (“EPM”), an indirect subsidiary of U.S. Silica, operates four different diatomaceous earth (“DE”) operations. The Colado Site in northwestern Nevada, northwest of the town of Lovelock, is one of these operations. There are two more operations in Nevada, one close to the city of Reno and one close to the city of Fernley, with the fourth facility located in

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 2 Oregon, near the towns of Drewsey and Juntura. All four operations consist of at least one Mining Complex and an associated DE Processing Plant. DE products are used in hundreds of marketing applications by thousands of customers in the global industrial minerals’ marketplace. 1.2 Product DE, also known as Kieselguhr or Diatomite, is a sedimentary mineral with physical properties that are like soil.1 In Nevada, diatomite is the silica skeletons of billions of single-celled algae organisms deposited millions of years ago at the bottom of freshwater lakes. The remains of these single celled organisms create a soft, siliceous material with some unique chemical and physical properties. When dried, DE contains over 80% voids by volume.2 1.3 History of Acquisition In late 1950’s Eagle-Picher Industries, Inc. submitted a Plan of Operations to conduct DE mining in the Colado District. Since then, the company has undergone several name and ownership changes: 1. November 1986: Eagle-Picher Industries (Minerals Division) became Eagle-Picher Minerals, Inc. a wholly owned subsidiary of Eagle-Picher Industries, Inc. 2. April 2003: The parent company Eagle-Picher Industries became Eagle Picher, Inc., and Eagle-Picher Minerals, Inc. was renamed Eagle Picher Filtration & Minerals, Inc. 3. March 2006: Eagle Picher Filtration & Minerals, Inc. was renamed EP Minerals, LLC. 4. August 1, 2011: EPM Minerals, LLC was acquired by Golden Gate Capital. 5. May 1, 2018: EPM Minerals, LLC was acquired by U.S. Silica. U.S. Silica’s corporate headquarters are in Katy, Texas and Reno, Nevada (the former EPM headquarters). EPM is a fully owned indirect subsidiary of U.S. Silica and is licensed to operate the Colado Mine and Process Plant. 1 U.S. Silica Internal Report Colado, December 31, 2020. 2 U.S. Silica Internal Report Colado, December 31, 2020.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 3 1.4 Mineral Rights U.S. Silica, through EPM, holds land leases with the Franco-Nevada U.S. Corporation, and the United States Federal Government. The land lease with Franco-Nevada is for 3,718 acres and is renewed annually. Additionally, U.S. Silica, through EPM, holds 176 mineral claims on Federal, Bureau of Land Management (“BLM”) land. Of the 176 mineral claims, 146 are active and are classified as placer claims. Mineral claims are renewed on an annual basis, with the annual maintenance fee due on or before September 1st. The Franco-Nevada U.S. Corporation leases are based on a royalty-type structure that considers the tons of product sold during the lease period and how material used for the product tons sold was mined from each lease area. The leases also include a minimum annual amount, to ensure a minimum annual payment to the landowners. The royalty unit values are adjusted based on the Consumer Price Index (“CPI”), a statistical index that is calculated and published annually by the U.S. Bureau of Labor Statistics. Regarding the Federal land lease, BLM publishes a mining claim fees schedule on an annual basis. The Colado Site permit & claim map below (Figure 1.1) illustrates where the leases are: This section intentionally left blank.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 4 Figure 1.1 U.S. Silica Mine Permit and Claim Map An aerial view of Colado and overall boundaries is provided in Figure 1.2 below:

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 5 Figure 1.2 Colado Mine Complex

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

In particular, the Franco-Nevada U.S. Corporation lease is based on a $45,000 minimum amount, with an above minimum payment of $0.77 per ton shipped adjusted by an increase in price (current price $5.32 plus 2.5% surcharge).[3] For 2021, the maintenance fees for existing mineral claims were set to $165 per claim. The 2021 land lease payments were $242,687.04 for the Franco-Nevada U.S. Corporation lease, and $28,380.00 for the BLM lease. Lease and royalty payments for the last-4 years are listed in Table 1.1 below:[4]

YEAR	Franco Nevada	BLM
2021	$242,687.04	$28,380
2020	$141,908.87	$28,380
2019	$248,756.27	$28,380
2018	$135,695.31	$26,660

Table 1.1 Lease and royalty payments

1.5 Location

The Colado Site is located approximately 19 miles to the northwest of the town of Lovelock, NV, in central-west Pershing County (Figure 1.3). Specifically, active operations are in Sections 16, 20, and 21 in Township 28N Range 29E in Pershing County (Figure 1.1). The mine is accessible solely by a paved road, CR 399 (also known as 7 Troughs Rd.). Due to the mine site's remote location, there is no official address associated with it (Figure 1.3).

[3] U.S. Silica Internal Report dated December 31, 2020.
[4] U.S. Silica email date January 2022 from Terry Lackey.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 7 Figure 1.3 Aerial location of the Colado Site and Lovelock Plant 1.6 Geology The Colado Site is in an area known as the Great Basin. A region comprising nearly the entire state of Nevada, western Utah, and small portions of southwest Idaho, southern Oregon, and eastern California. The Great Basin is marked most significantly by crustal extension where large scale basins and ranges predominate, however smaller scale structural features, in the form of grabens, concentrate in and around the variably aged lacustrine sediments.5 5 USGS The Basin and Range Province in Utah, Nevada and California, 1943.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

DE sequences are both spatially and temporally related to these grabens and are present throughout the Great Basin ranging in age from 16 to 40 Ma ("million years ago"). Stratigraphic thicknesses of DE present in Colado range from inches to 50 ft. thick and are separated by friable tuffaceous units that are typically light gray in color.

Welded and lithic tuff units overlie the DE strata, with Tertiary aged basalts forming capping units that have protected the underlying strata from erosion over millions of years. Bi-modal volcanics form the substrate on which the diatomite sequences reside; these volcanics are rhyolitic, basaltic andesite, and basaltic in composition.

1.7 Exploration

Exploration activities in the Colado Site region have been ongoing since the 1960's, with variable phases incorporating geologic mapping, field sampling, three-dimensional analysis, drilling, and survey techniques. Drilling methods have included rotary, reverse circulation, sonic and diamond core techniques to investigate subsurface geology. Over 600 drill holes have been performed in the region to date[6]. Locations of drill holes are illustrated in Figure 1.4 below.

This section intentionally left blank.

[6] U.S. Silica Internal Report dated December 31, 2020.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 9 Figure 1.4 Boring Location Map 1.8 Testing All ore samples from the drilling operations are transferred to the U. S. Silica dry lab located at the Vale Plant in Oregon. Testing in the dry lab is performed by lab technicians under the direction of the lab manager and lab supervisor. Sample drying, preparation and groups of chemical and physical tests are conducted on each of the drill samples.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 10 The primary tests for diatomite ore are determinations of wet bulk density, permeability, and brightness on both natural and muffle burned samples. Post-muffle burn lab tests are conducted by the dry lab technician to determine soluble metal concentrations. A standard group of tests are set as a work instruction for testing of filter aid products of white and pink ore, as well as a group of tests made for natural filler products. Non-routine tests of samples are completed in the research and development lab in Reno, Nevada, and include x-ray fluorescence, used to determine chemical analyses of samples, centrifuge wet density tests, x-ray diffraction mineralogical testing and scanning electron microscope evaluations to determine diatom genus. 1.9 Mineable Ore Estimate The ore volume that is measured in the SURPAC module’s block model is reported in cubic ft. This volume is converted to bank cubic yards (“BCY”). A mining recovery ranging from 75% to 90% is assigned to account for ore losses resulting from extraction of the in-situ deposit to stockpiles located in designated areas of the Colado Site. The mining recovery used for the deposits in the Colado Mine is most commonly 85%. The recoverable ore is converted to a value of stockpile cubic yards (“SCY”) by multiplying the amount of extracted ore by 110% which is a swell factor. This is determined from how the volume of DE increases due to moving the ore with loader and truck from the mine bench to the stockpile area. Next the SCY is converted to a Dry Ore Ton using a factor of 3:1. The Reserve Tons are equal to the Dry Ore Tons and are reported as the Mineable Ore Tons and reported to the SEC in U.S. Silica’s annual reports. Mineable Ore Tons also meet the requirements of having a completed mine plan and obtaining an operational mine permit from the BLM and the State of Nevada Bureau of Regulation and Reclamation (“BMRR”). Reserve estimates present in Table 1.3 show only the reserves at the Colado Site from material pits that are considered proven and probable. Other deposits at the Colado Site that are currently classified as indicated or inferred resources and are not included in this report.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

Location	Resource Type	Recoverable Ore (tons)*
Colado	Proven	1,100,000
	Probable	3,361,000
	Total	**4,461,000**

**Tons rounded down to the nearest 1,000*

Table 1.3 U.S. Silica Reserve Estimates

1.10 Mining Methods

Colado consists of multiple DE mine properties, four of which are currently active.[7] A summary of mine areas is provided in Table 1.2 below.

MINE AREA	STATUS
Horseshoe Basin	Active
Horseshoe Basin - East Pit Extension	Active
Horseshoe Basin – South Knob	Idle
Tarp Stand	Idle
Antelope Basin	Idle
Burro Basin	Idle
Black Butte	Idle
Atlantis	Active
Liberty	Idle
Quivera	Active
Tunnel Hill	Idle

Table 1.2 Individual Mine Areas at the Colado Site

The mine utilizes conventional open pit mining methods averaging approximately 600,000 cubic yards ("yd^{3}") of stockpiled DE production yearly, operating about 200 days per year. The mine

[7] Terry Lackey email dated February 8, 2022.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 12 has a full production capacity of 3.0 million (“M”) yd3 of DE per year. The quantities of overburden and interburden waste are backfilled into the pit as a part of the mine reclamation plan. Expansion of mining into the additional three properties will proceed as the current pits are depleted. Other than stockpiling the mined ore, no processing of raw DE is performed at Colado. The raw ore is delivered by truck to the U.S. Silica plant northeast of Lovelock, NV approximately 19 miles away. 1.11 Infrastructure The Colado mine is remote with few improved roads and installed mine-related infrastructure. The site is accessible by roads maintained as private roads and by CR 399. Energy is provided primarily by diesel powered equipment with minor amounts provided by solar. Water requirements are primarily for dust suppression and is trucked to Colado from Lovelock. Bottled water is provided for employees. The required infrastructure has generally been provided by the mine operator. The existing infrastructure is adequate for current production levels and for the ramp-up of operations to full capacity. 1.12 Permitting As of the effective date of this report, the U.S. Silica Colado Site has the necessary permits and plans in place to mine the DE deposit as discussed in this report. Please refer to Section 17.0 for further information regarding permitting. A summary of permits/plans is provided in Table 1.4 below. This section intentionally left blank.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

Item	Regulatory Authority	Area Covered	Status
Reclamation Permit	NDEP & BLM	South Knob	Major Mod in Review
Best Practice Plan	N/A	Mines	Complete
Class II Surface Area Disturbance Permit	NDEP	Mines	Approved
Class III Landfill Waiver	NDEP	Mines	Approved
Hazardous Materials Permit	NSFM	Mines	Approved
Hazardous Materials Permit	NSFM	Shop	Approved
Groundwater Use Permit	NDWR	Plant/Mines	Approved

Table 1.4 Colado Site permit summary

1.13 Capital & Operating Costs

In 2020 and 2021 total operating costs were $38,875,000 and $46,913,000 and total capital costs were $1,731,000 and $2,631,000 respectively (Table 18.1). The higher than average capital spend in 2021 was associated with scheduled maintenance and continuous improvement projects to drive and maintain cost efficiencies.

The Colado Site maintains a five-year capital forecast for planned capital expenditures to support current production. A summary of foreseen capital expenditures through 2026 is provided on Table 18.2. As shown on Table 18.2, total estimated capital expenditure through 2026 is $12,075,000. Listed expenditures are based on historic cost data, vendor/contractor quotations, and similar operation comparisons and are within +/-15% level of accuracy.

1.14 Recommendations

The primary recommendations of this report include performing third party laboratory testing and consider revising the way recoverable ore tonnage values are reported. Please refer to Section 22.0 Recommendations for additional information.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 14 2.0 INTRODUCTION This TRS has been prepared at the request of U.S. Silica by Westward Environmental, Inc. (“WESTWARD”) who has conducted an audit of the proven and probable reserves present at the Colado Site, Pershing County, Nevada mine as of December 31, 2021. This audit was performed in conjunction with the U.S. Silica’s Mine Engineering and Geology staff and was prepared in accordance with Subpart 1300 and Item 601(b)(96) of regulation S-K promulgated by the SEC. U.S. Silica common stock is traded on the New York Stock Exchange under the symbol “SLCA”. WESTWARD’S third-party reserves audit (Section 11.0 & Section 12.0 of this report), completed on February 11, 2022, presented in this TRS, was prepared for public disclosure by U.S. Silica in filings made with the SEC in accordance with the requirements set forth in the SEC regulations. Any capitalized terms used herein, but not defined herein, shall have the meaning ascribed to such term in Item 1300 of Regulation S-K. 2.1 Sources U.S. Silica United States Geological Survey Google Earth Bureau of Land Management Nevada Bureau of Mines and Geology Nevada Division of Environmental Protection Nevada Division of Water Resources Nevada State Fire Marshall Nevada Department of Water Resources 2.2 Personal Inspection Michelle M. Lee, PG (TX #6071, SME Registered Member 413034RM) performed a site visit to Colado on May 25, 2021, and September 15, 2021. During these site visits, a tour of pertinent

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 15 parts of the mine was conducted by the plant manager that included each mine area, staging areas, stockpile areas, pit areas, reserve areas, and property perimeter. Although a general walk about of the processing plant area was performed in May, the facility was not toured in depth as plant processing is out of the Qualified Person’s (“QP”) expertise. Furthermore, the processing plant located in Lovelock in not considered by U.S. Silica to be material and is not included in this report. 3.0 PROPERTY DESCRIPTION 3.1 Location The Colado Site is located about 19 miles northwest of the town of Lovelock, NV, in west central Pershing County (Figure 1.1). Specifically, active operations are in Section 16, Section 20, and Section 21 in Township 28N Range 29E in Pershing County. The mine is accessible by a paved road, the 7 Troughs Rd. (CR 399). Due to the mine site’s remote location, there is no official address associated with it. The Colado Site consists of approximately 10,798+/- acres (Figures 3.1 and 3.2 below) that is a combination of private, state and federal lands as follows: approximately 3,773 acres of owned private land and private leased land, and approximately 7,025-acres of leased Federal land (administered in tandem by the BLM in Winnemucca, NV and NDEP in Carson City, NV. The front entrance to Colado is located at approximately 40.274948, -118.727916.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 16 Figure 3.1 Overall Colado Site Map

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 17 Figure 3.2 Colado Site location relative to processing plant in Lovelock, NV 3.2 Leases/Royalties U.S. Silica holds land leases with the Franco-Nevada U.S. Corporation, and the United States Federal Government8. The land lease with Franco-Nevada is for 3,719 acres and is renewed annually. Additionally, U.S. Silica holds 176 mineral claims in BLM land. Of the 176 mineral claims, 146 are active and are classified as placer claims. Mineral claims are renewed on an annual basis, with the annual maintenance fee due on or before September 1st. The Franco-Nevada U.S. Corporation leases are based on a royalty-type structure that considers the tons of product sold during the lease period, and how material used for the product tons sold was mined from each lease area. The leases also include a minimum annual amount, to ensure a 8 U. S. Silica Internal Report dated December 31, 2020.

Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

minimum annual payment to the landowners. The royalty unit values are adjusted based on the CPI, a statistical index that is calculated and published annually by the U.S. Bureau of Labor Statistics.

In particular, the Franco-Nevada U.S. Corporation lease is based on a $45,000 minimum amount, with an above minimum payment of $0.77 per ton shipped adjusted by an increase in price (current price $5.32 plus 2.5% surcharge).[9] For 2021, the maintenance fees for existing mineral claims were set to $165 per claim. The 2021 land lease payments were $242,687.04 for the Franco-Nevada U.S. Corporation lease, and $28,380.00 for the BLM lease. For the past few years, non-federal lease and royalty payments are listed in Table 3.1 below:[10]

YEAR	Franco Nevada	BLM
2021	$242,687.04	$28,380.00
2020	$141,908.87	$28,380.00
2019	$248,756.27	$28,380.00
2018	$135,695.31	$26,660.00

Table 3.1 Colado Site lease and royalty payments

U.S. Silica issued a payment of $28,380.00 that was received by the BLM on August 9, 2021, for the 2022 maintenance fees on 146 active mine claims.

3.3 Encumbrances

No significant encumbrances exist at the mine site. Topography and the presence of overburden limit the accessibility of the ore in certain areas but there are no known pipelines, easements, jurisdictional areas or other related restrictions to prevent mining at the Colado Site.

[9] U.S. Silica Internal Report dated December 31, 2020.
[10] Terry Lackey email dated January 24, 2022.

18

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

3.4 Permitting

State and federal permits are required to mine the DE. Surface disturbance is permitted as needed in accordance with state regulations. Major modifications to the permit are made as needed. As of the writing of this report, U.S. Silica has all the necessary permits in place to mine the DE. Please refer to Section 17.0 for detailed information regarding permitting at the Colado Site.

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY

4.1 Topography

The topography at the Colado Site varies significantly. The Site is located in a Basin – Range province region that is marked by abrupt changes in topography. Steep mountains give way to low lying, flat valleys in alternating patterns across the region. Vegetation is sparse due to lack of rainfall in the region. Refer to Figure 13.1.

4.2 Means of Access

The Colado Site is located about 19 miles northwest of the town of Lovelock, NV, in west-central Pershing County (Figure 4.1). Specifically, active operations are in Sections 16, 20, and 21 Township 28N Range 29E in Pershing County. The mine is accessible by a paved road CR 399. This is the only means of access to the Colado Site. Due to the mine site's remote location, there is no official address associated with it.

This section intentionally left blank.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 20 Figure 4.1 Regional Map of the Colado Mine Area

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 21 4.3 Climate and Operating Season According to the Koppen climate classification system11, the Colado Site is located in an arid climate region. Annual precipitation averages less than 7” annually which meets the definition of a dessert.12 The Colado mine operates year-round with ore mining activity starting in early spring and concluding sometime in the late fall when either sufficient ore has been stockpiled, or when inclement weather makes ore mining too costly or difficult. The April to November time frame provides optimum working conditions; moreover, the dry hot weather aids the natural drying of the ore in the stockpiles. Colder winter months are used for stripping operations and reclamation projects. 4.4 Infrastructure Colado has the necessary infrastructure in place to operate the mine. Solar and diesel power on site operations and water is trucked in from Lovelock, NV. Please refer to Section 15.0 for more information regarding infrastructure. 5.0 HISTORY In the late 1950’s, Eagle-Picher Ind., Inc. submitted a Plan of Operations to conduct DE mining in the Colado District. Since then, the company has undergone several name and ownership changes: 1. November 1986 - Eagle-Picher Industries, Inc. (Minerals Division) became Eagle-Picher Minerals Inc. a wholly owned subsidiary of Eagle-Picher Industries, Inc. 2. April 2003 - The parent company Eagle-Picher Industries became Eagle Picher, Inc., and Eagle-Picher Minerals Inc. was renamed Eagle Picher Filtration & Minerals Inc. 3. March 2006 - Eagle Picher Filtration & Minerals, Inc. was renamed EP Minerals, LLC. 11 Koppen climate classification system – Wikipedia, Köppen climate classification - Wikipedia. 12 Koppen climate classification system – Wikipedia, Köppen climate classification - Wikipedia.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 22 4. August 1, 2011 – EP Minerals, LLC was acquired by Golden Gate Capital. 5. May 1, 2018 – EP Minerals, LLC was acquired by U.S. Silica. U.S. Silica’s corporate headquarters are in Katy, Texas and Reno, Nevada (the former EPM headquarters). EPM is a wholly owned, indirect subsidiary of U.S. Silica and is licensed to operate the Colado Mine and Process Plant. Significant exploration has been undertaken by EPM (and affiliates) prior to the acquisition by U.S. Silica in 2018. Most of the information has been entered into an exploration database from which geologic and reserve models have been built from. U.S. Silica has undertaken an effort to convert the numerous handwritten boring logs into digital format but has not yet completed this task. Records from before 2012 are in the process of being digitized. 6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT The Colado Site near Lovelock, NV is in the Great Basin, a region comprising nearly the entire state of Nevada, western Utah, and small portions of southwest Idaho, southern Oregon, and eastern California. The Great Basin is marked most significantly by crustal extension where large scale basins and ranges predominate, however smaller scale structural features in the form of grabens concentrate variably aged lacustrine sediments.13 DE sequences are both spatially and temporally related to these grabens and are present throughout the Great Basin ranging in age from 16 to 40 Ma. Stratigraphic thicknesses of DE present in the Colado mine area range from inches to 50 ft. thick and are separated by friable tuffaceous units that are typically light gray in color. Welded and lithic tuff units overlie the DE strata, with Tertiary basalts forming capping units that have protected the underlying strata from erosion for millions of years. Bi-modal volcanics form the substrate on which the diatomite 13 USGS The Basin and Range Province in Utah, Nevada and California, 1943.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 23 sequences reside; these volcanics are rhyolitic, basaltic andesite, and basaltic in composition.14 A general stratigraphic column of the region is provided in Figure 6.1 below. 14 USGS The Basin and Range Province in Utah, Nevada and California, 1943.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 24 Figure 6.1 General Stratigraphic Column of the Colado Mine Complex

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 25 Figures 6.2 and 6.3 illustrate some of the geology in the pit highwalls at Colado. Figure 6.2 View to the north from the Atlantis Pit. Figure 6.3 View to the southwest from the Quivera Pit

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 26 7.0 EXPLORATION 7.1 Exploration As shown in Figures 7.1 and 7.2 below, to date more than 600 borings have been drilled at the Colado Site.15 Figure 7.1 Boring Location Map I Colado Site 15 U.S. Silica Internal Report 2020.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 27

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 28 Based on discussions with U.S. Silica16, drilling was performed using sonic, air rotary and coring methods. The predominant method was air rotary as it was the most cost effective to determine thicknesses of the DE across the multiple pit areas. Sonic drilling resulted in very poor recoveries as the material was either pulverized or too broken up to retain. Coring was used much less frequently, due to cost, and only in instances when specialized testing was required or a sample was needed for future reference. Drilling recovery information was not available for review. The predominant drilling method is air rotary. This method breaks up the material into chips and uses air to blow the chips back to the surface. Sample recovery cannot reasonably be measured using this method. Based on the QP’s experience with this drilling method, overall homogeneous geologic nature of the DE, the lack of this information does not materially affect the accuracy and reliability of the exploration results reviewed. Once the DE is extracted, it is spread out and stockpiled in a designated area to dry out. The DE is not separated at Colado based on grade but only by location. The DE is loaded into trucks and transported to the processing plant located in Lovelock approximately 19 miles away. Any separation due to quality occurs at the processing plant and not at Colado. Geologic mapping and outcrop sampling were made on a district scale using exposures within each of the mine areas and areas peripheral to the mine pits. The variable physical and chemical character of the field samples were lab tested and the locations of DE grade quality DE confirmed through additional field sample collection and follow up lab test work. Mapping and drilling have identified distinct deposits of DE stratigraphic sequences. DE in these deposits is of variable thicknesses up to 50 ft. thick. A cross section representing a typical diatomite section in the Colado Mine area is shown in Figure 7.3, and the location of this cross section is shown in Figure 7.4 below. 16 Ryan Bresnahan meeting, May 24, 2021.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 29 Figure 7.3 Horseshoe Basin cross section location map Figure 7.4 Cross section of DE intervals from the Horseshoe Basin pit - south is on the left of the illustration

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 30 Some very limited trenching was performed in the prospecting stage to identify potential DE at the surface on certain claims. However, samples were not collected from these trenches. The DE is deposited as a dried-up lake in relatively homogeneous structural deposits. Post depositional events such as extreme faulting, that is associated with being in a Basin and Range Province geological setting, have moved the blocks of DE from their original position. The DE has remained intact as a lacustrine deposit that is evident in the white colored nature of the DE. Other materials, such as volcanic ash and basalt, are distinctly different in physical nature and color that the DE is easily recognizable in drill cuttings. This is why using a rotary drill to do exploration is acceptable for determining interval thicknesses. 7.2 Hydrogeology There are no natural surface water features at, or near, the Colado Site. There are no water wells at the Colado Site. Water used for mine activities/dust suppression is derived from municipal water wells near Lovelock and is trucked to the mine site. A desktop hydrogeological study was performed by Hydro Resources Aquifer Imaging Group (“Hydro”) in 2012 to conduct a groundwater-availability study in order to provide background information needed to optimize the design of a geophysical aquifer-imaging survey with the Aqua Gem system on the Lovelock mine property. Hydro conducted a two-township water well search in the mine area which did not reveal any publicly available water well records in the NDWR database. Hydro proposed several geophysical testing transects across the Colado Site around known fault lines in order to locate an optimal location for a proposed groundwater well. The study was not performed. There has been no analysis or testing of groundwater performed at the Colado Site. 8.0 SAMPLE PREPARATION, ANALYSES AND SECURITY No documentation showing sample collection or security measure undertaken for transport was available at the time of this report. Based on review of the U.S. Silica Internal Laboratory

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 31 procedure documents17, all ore samples from the drilling operations are transferred to the dry lab located at the Vale Plant in Oregon. Testing in the dry lab is performed by lab technicians under the direction of the lab manager and lab supervisor. Sample drying, preparation and groups of chemical and physical tests are conducted on each of the submitted samples. The primary tests for diatomite ore are determinations of wet bulk density, permeability, and brightness on both natural and muffle burned samples. Post-muffle burn lab tests are conducted by the dry lab technician to determine soluble metal concentrations. A standard group of tests are set as a work instruction for testing of filter aid products of white and pink ore, as well as a group of tests made for natural filler products. Non-routine tests of samples are completed in the research and development lab in Reno, Nevada. Such non-routine tests include x-ray fluorescence, used to determine chemical analyses of samples, centrifuge wet density tests, x-ray diffraction mineralogical testing and scanning electron microscope evaluations to determine diatom genus. U.S. Silica does have numerous written laboratory procedures in place that adhere to International Organization for Standardization (“ISO”) 9001 / Quality System criteria. Other protocols reviewed as part of this report include the U.S. Silica Company ISO 9001 / Quality System – Process Washing: CAP605 (“corporate analytical procedure”) and the U.S. Silica Company ISO 9001 / Quality System – Attrition Scrubbing documents. Both documents were signed by David Weller, Technology Director, ISP in 2016 and distributed internally. These documents detail the change history, scope, safety, equipment, and procedure instructions for each test. Written statements from U.S. Silica indicate that the internal labs follow all protocols discussed here.18 Based on the QP review, there is sufficient data in the documents reviewed to show laboratory procedures are adequate. There is no documentation of sample transport and/or 17 Lab procedures provide by U.S. Silica. 18 Terry Lackey email dated 9.24.21.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

security measures taken for sample delivery. It is recommended that procedures be drafted to address this task. It is also recommended that U.S. Silica develop a third-party laboratory testing program to validate in house testing procedures and results.

9.0 DATA VERIFICATION

Only exploration samples are tested at the Colado Site for basic mineralogical parameters. Since the DE is made into numerous different finished products, each individual customer has internal quality requirements and quality control/quality assurance ("QA/QC") methods to verify the quality of the finished product.

Available laboratory reports were reviewed for content. The reports showed the concentrations of up to 60 individual minerals/compounds that were selected for analysis. However, not every sample was tested for the same parameters. The primary testing parameter used is mineralogy. The mineralogical makeup of finished DE products varies significantly from customer to customer which is market driven. The purity of the DE varies slightly from one pit to another with the Atlantis pit having the highest level of purity according to U.S. Silica.

Please refer to Section 12.2 Data Verification Methodology and Section 12.3 Process Verification below for further detail.

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING

The DE is extracted from the ground at the placed into stockpiles to dry. A stockpile may be worked on occasion to turn over the ore to enhance drying. Moisture content testing is performed routinely until the DE reaches a certain level of dryness before it is transported to the processing plant. The DE is then loaded into trucks and transported approximately 19 miles to the processing plant located in Lovelock. NV. No other processing or testing is performed at the mine.

WESTWARD
32
Q4

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 33 All testing is performed internally at U.S. Silica labs. Testing is only performed on the samples collected during exploration. Basic mineralogical testing is adequate for the samples collected during exploration. Since the DE is used to make multiple finished products for numerous different customers, it is not reasonable to conduct other testing at the exploration stage. The results of the testing performed do not include material that has been processed at the plant in Lovelock. Only the raw ore is extracted at the Colado Site. Table 10.1 shows partial results from a sample collected from the exploration performed at the Atlantis pit. The actual table is too large to fit into this report format. The selection of results presented below shows the results of 18 of the 26 individual parameters noted in the spreadsheet. This section intentionally left blank.

US SILICA
Colado, Pershing County, Nevada

Technical Report Summary
December 31, 2021

Hole ID	Sample ID_B	From	To	Moisture	GCOA %	CWD (lb/ft	(Y)	Assemblag	L*	a*	b*	blue	SiO2 (%)	Al2O3 (%)	CaO (%)	MgO (%)	Na2O (%)	K2O (%)	Fe2O3 (%)	MnO (%)	TiO2 (%)	P2O5 (%)	Cr2O3 (%)	LOI (%)	Sum (%)	Sb (PPM)	As (PPM)	Ba (PPM)	Cu (PPM)
ATL1407A	1	216	220	1.5	128	30.1	79.34		91.39	0.4	3.63	74.92	91.85	2.88	0.43	0.41	0.2	0.13	0.96	0.01	0.11	0.02	0.001	3	100	7	2	121	11
ATL1303	10	125	130	1.6	143	24	79.87		91.63	0.04	5.15	73.55	91.36	3.04	0.52	0.36	0.26	0.24	1.19	0.02	0.11	0.03	0.001	2.79	100	33	1.5	163	10
ATL1303	11	130	135	1.4	141	26	83.81		93.37	0.06	4.67	77.9	93.3	2.03	0.34	0.22	0.24	0.16	0.69	0.01	0.07	0.02	0.001	2.82	100	14	1.5	129	8
ATL1303	12	135	140	1.9	125	26	76.32		90.01	0.14	7.53	67.4	87.25	4.65	0.76	0.52	0.31	0.26	2.52	0.02	0.24	0.03	0.001	3.35	100	37	9	166	12
ATL1303	1	61	65	1.5	169	22.7	81.64		92.42	0.16	6.05	74.12	93.39	1.87	0.44	0.22	0.29	0.21	0.88	0.02	0.08	0.02	0.001	2.49	100	23	1.5	151	11
ATL1303	2	65	70	1.6	156	23.1	83.3		93.15	-0.09	5.25	76.68	92.45	2.24	0.65	0.28	0.29	0.2	1.07	0.02	0.11	0.04	0.001	2.53	100	21	2	152	11
ATL1303	3	70	75	1.5	177	21.9	85.76		94.21	-0.04	4.39	80.12	94.96	1.33	0.33	0.19	0.18	0.09	0.5	0.02	0.04	0.02	0.001	2.23	100	1.5	1.5	131	7
ATL1303	4	75	80	1.5	171	22.3	83.27		93.13	-0.18	5.79	75.97	92.92	2.08	0.51	0.31	0.26	0.2	1.03	0.02	0.07	0.02	0.001	2.48	100	23	1.5	150	7
ATL1303	5	80	85	1.6	180	20.5	81.88		92.52	-0.26	5.64	74.84	92.99	1.93	0.5	0.32	0.22	0.14	1.14	0.03	0.06	0.02	0.001	2.54	100	8	1.5	140	14
ATL1303	6	105	110	1.6	143	23.6	81.36		92.29	-0.2	5.27	74.82	91.54	2.53	0.77	0.27	0.34	0.34	1.06	0.02	0.09	0.11	0.001	2.85	100	54	1.5	177	10
ATL1303	7	110	115	1.4	153	23.1	82.24		92.68	-0.08	4.89	76.12	92.32	2.45	0.52	0.26	0.29	0.23	0.79	0.02	0.09	0.03	0.001	2.9	100	31	1.5	160	9
ATL1303	8	115	120	1.4	156	23.1	84.21		93.54	-0.08	4.12	78.97	92.86	2.28	0.39	0.23	0.25	0.28	0.61	0.02	0.09	0.02	0.001	2.86	100	41	1.5	166	7
ATL1303	9	120	125	1.6	126	26.6	79.02		91.24	-0.26	5.06	72.85	88.69	4.06	0.71	0.47	0.37	0.45	1.65	0.02	0.14	0.04	0.001	3.27	100	74	4	201	12
ATL1306	17	95	100	1.9	154	19.5	76.72		90.19	0.3	9.97	64.98	87.43	3.51	0.71	0.4	0.31	0.24	2.31	0.03	0.2	0.03	0.001	4.75	100	36	31	149	13
ATL1306	18	100	105	2.8	143	25.5	77.01		90.32	0.25	8.22	67.24	84.5	4.75	1.08	0.58	0.38	0.28	2.85	0.03	0.22	0.1	0.001	5.16	100	43	12	148	13
ATL1308	1	25	30	1.8	177	29.7	85.77		94.21	-0.43	5.55	78.62	91.82	2.09	0.7	0.31	0.2	0.11	1.08	0.01	0.08	0.02	0.002	3.47	100	6	1.5	127	11
ATL1308	2	30	35	2.7	138	24.5	79.47		91.45	-0.53	6.12	71.99	84.34	5.22	1.1	0.84	0.43	0.38	2.36	0.04	0.18	0.04	0.003	5.1	100	65	3	207	15
ATL1308	3	35	40	1.9	190	19.8	83.6		93.28	-0.34	5.03	77.23	91.43	2.36	0.56	0.36	0.19	0.14	1.14	0.01	0.09	0.03	0.002	3.7	100	10	2	130	7
ATL1308	7	55	60	4.4	110	27.1	70.45		87.21	0.31	9.26	60.14	81.61	6.24	1.25	0.92	0.39	0.27	3.49	0.02	0.26	0.06	0.005	5.5	100	40	7	159	14
ATL1308	8	60	65	3.4	91	29.7	72.78		88.34	0.19	7.88	63.75	77.26	8.19	1.99	1.01	0.62	0.37	3.25	0.02	0.44	0.06	0.003	6.87	100	46	8	180	17
ATL1308	9	110	115	3	54	37.8	63.63		83.77	0.76	7.67	55.61	84.05	5.3	1.21	0.75	0.35	0.23	2.31	0.02	0.22	0.09	0.01	5.31	100	21	6	145	16

Table 10.1 Partial mineralogy test results from samples collected during exploration performed at the Atlantis pit.

11.0 MINERAL RESOURCE ESTIMATES

Based on information provided by U.S. Silica, the reserves being reported are only for the mine areas that have a probable or proven reserves. Areas with material that is currently indicated or inferred are not addressed in this report. This section is not applicable.

WESTWARD

34

Q4

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 35 12.0 MINERAL RESERVE ESTIMATES 12.1 U.S. Silica Methodology Reserves are that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Proven Reserves, also referred to as Measured Mineral Resources, are that part of mineral resource for which both overall and local tonnages, densities, shapes, physical characteristics, grades and mineral contents can be estimated with high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops trenches, pits, working and drill holes. The locations are spaced closely enough to confirm geologic and grade continuity. The term “overall” means within that part of the deposit for which measured, indicated and inferred mineral resources are reported. The term “local” means within selected parts of the deposit related to mining increments which are suitable for development of detailed mine plans and financial analyses. Probable Reserves, also referred to as Indicated Mineral Resource, are that part of the mineral resources that only overall (and not local) tonnages, densities, shapes, physical characteristics, grades and mineral contents can be estimated with high level of confidence. Also, they are not based on detailed and reliable exploration, sampling and testing information, and the locations are too widely or inappropriately spaced to confirm geological continuity but are spaced closely enough for continuity to be estimated. In other words, a probable mineral reserve has a lower level of confidence than that applying to a proven reserve. Reserves for the Colado Mine are estimated using SURPAC mine software and routine block modeling methods. The drill log information and analytical lab data are used to construct three dimensional models to constrain volumetric calculations and estimates of Recoverable ore reserves.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 36 Drill hole data is extracted from a Geosequel database and is examined for quality purposes. The data checks include ensuring correct drill collar coordinates and correct drill hole azimuth and dip record. The physical and chemical data sets are each reviewed for values that do not appear reasonable. If a discrepancy is noted, it is resolved by consulting the plant laboratory and the data set is corrected. A judgment call is made whether to isolate and ignore suspect data from historic, pre-2010 records. Three dimensional geologic solid models are created using Leapfrog software and the lithologic data contained in the drill hole database. The solid models generated for a deposit include at least one diatomite ore solid but may contain as many as four or more solid layers for diatomite ore. Geologic solid models are also constructed for ash seams interbedded in a diatomite ore deposit ash, soil and alluvium that occurs as waste overburden, and volcanic units that form the bottom of the ore zones. Assay data is composited as 5 ft. sample lengths constrained within the ore solids. Composite grades are assigned as length weighted values. As a conservative model step, grade estimations include all sample values, and no high values are capped. Use of a cap to treat an anomalous high value would result in an inappropriate downgrading of the high value to be used in the estimation. Lab values reported as below a detection limit are set as a value as one-half of the detection limit value. There are no cases where the reported lab values exceed an upper detection limit. The block dimensions are routinely assigned as 25 ft. (x) by 25 ft. (y) by 5 ft. (z) as the smallest minable unit (“SMU”) for the individual deposit. A search ellipse orientation is selected based on the strike and dip of the stratigraphic sequence determined from geologic mapping or is interpreted using cross sections of the diatomite deposit. The search ellipse uses a 10:10:1 anisotropy as the major: semi-major: minor ellipse axes respectively in order to honor the layered character of the deposits formed in the lacustrine depositional environment.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 37 An ore model block is considered as Proven if it is contained in a 200 ft. search ellipse and an ore model block is considered as Probable if it is contained within a 400 ft. search ellipse. The 200 ft. and 400 ft. search distances are used because a close agreement is demonstrated between estimated in-situ ore quality and the grade quality of mined ore production as determined in stockpile sampling evaluations reported as certificate of analysis. An ore model block is further required to have at least five composite grade values within the 200 ft. search ellipse to be designated as Proven and an ore model block is further required to have at least three composite grade values within the 400 ft. search ellipse to be designated as Probable. In all cases the maximum number of eight samples are used to estimate a block grade. The block model grade estimations use an inverse distance cubed (“ID3”) interpolation method. Sets of block grade estimation using nearest neighbor, varying powers of inverse distance, and ordinary kriging methods were evaluated in a block model validation study. The ID3 interpolation was selected because this produced the most reasonable result for block model estimation in the validation study. The ID3 block models are validated by a combination of comparing block statistics with composite drill hole grade statistics and comparing graphical, cross sectional, displays of estimated block grades with composite drill hole grade values. The ore volume that is measured in the SURPAC module’s block model is reported in cubic ft. This volume is converted to BCY. A mining recovery ranging from 75% to 90% is assigned to account for ore losses resulting from mining transitions from waste to ore and ore to waste horizons. The mining recovery used for the deposits in the Colado Mine is most commonly 85%. The recoverable ore is calculated by multiplying the in-situ ore volume by the recoverable ore factor. The recoverable ore is converted to a value of SCY by multiplying by 110% (swell factor) determined as the volume increases due to moving the ore with loader and truck from the mine bench to the stockpile. Next the SCY is converted to a Dry Ore Ton using a factor of 3:1. The Reserve Tons are equal to the Dry Ore Tons and are reported as the Recoverable Ore Tons and reported to the SEC in U.S.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 38 Silica’s annual reports. Recoverable Ore Tons also meet the requirements of having a completed mine plan and obtaining an operational mine permit from the BLM and the BMRR. WESTWARD utilized two approaches in confirming U.S. Silica’s internal Colado Site reserve estimates: data verification and process verification. The purpose of data verification was to address whether data incorporated in the U.S. Silica’s models was supported by documentation and that the model inputs matched those documents. The purpose of process verification was to address whether U. S. Silica’s results could be replicated using identical data sets. 12.2 Data Verification Methodology WESTWARD coordinated with U.S. Silica personnel to compile copies of all available exploratory field logs, gradational test results and a database of the geologic model inputs. Once compiled a spreadsheet was developed including a list of all exploratory boings from the model, their locations, elevations, and exploration depths. If supporting documentation was available, it was indicated on the spreadsheet next to the associated boring. To address whether model inputs matched supporting documentation, field logs were checked against lithological inputs to the Atlantis deposit model. At least 30% of modeled borings were checked against field logs. 12.3 Process Verification Methodology Westward developed an independent geologic model of the Atlantis deposit from the provided U.S. Silica data inputs, setbacks, and mining assumptions. RockWorks21 modeling software was used to develop the independent model with the Inverse Distance Weighting algorithm and a 40x40x1 ft. model resolution. Volumetric estimates of in-situ raw material for each mine block were extracted from the model. Reductions were made for reported production based on the provided topo date resulting in a bank cubic yard volume of ore. This value was compared against U.S. Silica estimates.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 39 12.4 Results During the data verification process, WESTWARD determined that supporting documentation was not available for every boring incorporated into the U.S. Silica geologic models. This is primarily due to the vintage of some of the drilling performed by EP Minerals prior to being purchased by U.S. Silica. Handwritten logs were not converted into electronic documents. Furthermore, most areas with missing logs are considered inferred or indicated and are not included in the reserve estimate presented in this report. Where performed, WESTWARD’S process verification resulted in a less than four percent difference between the U. S. Silica and WESTWARD bank cubic yard ore estimates. This is acceptable. 12.5 Recoverable Ore Estimates There are numerous individual pits at the Colado Site that have been mined over the years to various degrees. Not all are actively being mined as of the writing of this report. Only pits that are currently designated with proven or probable reserves equal to, or greater than, 100,000 tons were considered material by U.S. Silica for this report. It must be noted that there are several other pits with proven or probable reserves that were not included in the Recoverable Ore Estimates provided in this report. The overall volume of recoverable DE is higher than what is presented herein. As of December 31, 2021, the mineral reserves of the Colado Site are reported as follows: Location Resource Type Recoverable Ore (tons)* Colado Proven 1,100,000 Probable 3,361,000 Total 4,461,000 *Tons rounded down to the nearest 1,000 Table 12.1 U.S. Silica Recoverable Ore Estimates

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 40 12.6 Cut-Off Grade Cut-Off grade is the minimum grade required for a mineral or metal to be economically mined (or processed). Material found to be above this grade is considered to be ore, while material below this grade is considered to be waste. Exploration and testing are performed to determine where the mineable/saleable material is located. Only areas that meet the criteria for being economic are mined. At the Colado Site, material is considered to be economically mineable when the cost to extract, process and then sell the material results in a profit. The mineable material is defined in individual mine blocks that are created based on exploration results. Only blocks with economic deposits of DE are modeled. One commodity is mined at the Colado Site, DE. The end use of the DE is multiple products based on individual customer needs. As a result, the DE is sold by the ton regardless of the finished product type. Please refer to Section 19.0 Economic Analysis for pricing information. 13.0 MINING METHODS U.S. Silica mines DE approximately 19 miles northwest of the town of Lovelock, Nevada. This complex is known as the Colado Site and provides raw DE ore to the U.S. Silica processing plant located in Lovelock, Nevada which is approximately 19 miles to the southeast. The Colado encompasses approximately 1,456 acres of a total of approximately 7,025 acres of land U.S. Silica has under lease. Figure 1.1 in Section 1.0 Executive Summary, shows the Colado boundaries, and the mining locations identified by U.S. Silica. The thicknesses of economically viable DE deposits in the Colado mine area range from a few inches to 50 ft. These mining horizons are separated by a waste product called tuff.19 Tuff is a 19 Tuff is a common name of a pyroclastic rock made up of volcanic ash which was ejected from a volcano, likely through a vent or hole in the side of the volcano. (https://geology.com/rocks/tuff.shtml and https://www.mindat.org/min-48591.html).

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 41 common material in the basin and range geologic setting in Pershing County, NV.20 Tuff varies in thickness depending on its distance from the volcanic vent. In addition to the interbedded21 tuff material and basalt,22 layers may overlay the other deposits. If present, this basalt layer and any overlying organics and dirt (all called overburden) must be removed before mining the DE. Colado is in topography known as basin and range. The surface is a mix of gentle undulating landforms to small scale uplifts forming small cliffs. From a mining standpoint, this type of surface irregularity does not provide unwieldy difficulty. Figure 13.1 shows the typical topography at the Colado Site. The DE mining horizons at Colado are relatively shallow and are moderately dipping.23 These traits favor surface mining by conventional methods. Where the DE is relatively friable,24 it is considered mineable. The friability of the deposit, a limited amount of overburden, and the relatively shallow dip of the deposit are the characteristics which designate the deposit as mineable. This section intentionally left blank. 20 “Geologic units in Pershing County, Nevada, “USGS, https://mrdata.usgs.gov/geology/state/fips- unit.php?code=f32027. 21 Interbedded implies the mineral may occur between other units of the geologic column; when mined it is called “interburden.” 22 Basalt is a fine-grained igneous rock that is the most common rock under the earth’s surface which usually forms as a flow of molten rock (https://geology.com/rocks/basalt.shtml). 23 Dipping refers to a deposit that is not horizontal and the plane of the deposit is inclined to the horizontal plane. 24 Friable is “a rock or mineral that crumbles naturally or is easily broken, pulverized, or reduced to powder, … ;“ Illinois State Geological Survey, https://isgs.illinois.edu/outreach/geology-resources/friable.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 42 Figure 13.1 Typical rolling landform and vegetation at Colado There are eight open pit mining locations at Colado. These pits are named Atlantis, Horseshoe Basin, Quivera, Antelope Basin, Tunnel Hill, Burro Basin, Black Butte, and Liberty (Figure 13.2).25 Currently, active mining is occurring in only two of these pits Atlantis and Horseshoe Basin-Quivera. Figure 13.3 shows the arrangement of these production areas. Colado operates under a 2001 Plan,26 which provided approval for disturbance and operation on 968.7 acres. In 2018, an “as built”27 reconciliation was performed to determine the extent of unauthorized disturbance. The amount of surface disturbance was found to be 1,372.9 acres, exceeding the permitted acreage by some 404.2 acres. The BLM and the State of Nevada allowed the bond to be increased to account for the additional disturbance.28 In October 2021, a Minor Modification 25 Email from Terry Lackey from December 2, 2021, on geotechnical. 26 The term “2001 Plan” is used here without specificity to represent the Plan of Operations and permits required by the Bureau of Land Management and the State of Nevada in place to allow ongoing operations of Colado in 2001. 27 The term “as-built” refers to a revision of the plan based on the essential completion of initial construction parameters and the actual surface disturbance of the project upon the on-set of operations. 28 EP Minerals, LLC Colado Mine Project, Mine Plan of Operations, NVN-065329/ Nevada Reclamation Permit No. 0182, Major Modification submittal of November 2021, EM Strategies for EP Minerals, LLC.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 43 for 55 acres was approved by the State for additional surface disturbance on private lands in the new South Knob (Horseshoe Basin) mine area. Figure 13.2 Colado Layout

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 44 Figure 13.3 Current mining areas at Colado. The mine capacity is 3.0 MM yd3 of stockpiled DE ore. The average annual production for the last five years has been approximately 600 K yd3 of stockpiled DE. The daily rate of mining is approximately 15.0 K yd3 or 4,839 tons per day. Colado schedules mining approximately 200

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 45 days per year.29 Figure 13.4 shows a typical cross section of the various benches at Colado. The DE deposit is the light-tan-colored lenticular deposits in the benches. Individual pits will vary. Figure 13.4 Typical cross section of different mining benches Mining has been ongoing at Colado since 1986. U.S. Silica acquired the right to mine in May of 2018 with the acquisition of EPM. No site visit was made by the mining QP. The information presented in this section is based on a review of previous technical reports available for the Colado Site, discussions with U.S. Silica’s team and site photos from the WESTWARD site visits. Opinions herein are based on those reports provided to the QP by U.S. Silica, literature search of available information, and interviews of available U.S. Silica personnel. 29 Email from Terry Lackey of November 14, 2021, on equipment and capacity.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 46 13.2 Overburden and Interburden Waste Handling The vegetation on the future mining areas on the Colado property is classified as either “Salt Desert Scrub” or “Sagebrush Steppe.”30 This type of vegetation is sparse and relatively easily cleared. The typical vegetative cover and basalt overburden is shown in Figure 13.5. The practice at Colado is to remove the organic material and brush as part of the basalt overburden removal process. Organic soils are nonexistent to less than 1 ft. across the property. Drilling and experience have shown the anticipated depth of the overburden will remain in the range where U.S. Silica believes the organic and other deleterious materials can be removed in this manner throughout the life of the mine.31 Figure 13.5 Typical vegetative scrub and basalt cap rock in the overburden overlying the mining horizon at Colado. The basalt overburden and the tuff interburden are waste products produced as U.S. Silica removes the DE ore. The quantity of waste material moved is dependent upon the local lithology and the quantity of DE needed for the raw DE stockpile. The waste is mined separately from the 30“An annotated checklist of the bryophytes of Nevada, with notes on collecting history in the state,” https://www.researchgate.net/publication/228360582_An_annotated_checklist_of_the_bryophytes_of_Nevada_with _notes_on_collecting_history_in_the_state. 31 Email from Terry Lackey of December 2, 2021, email from Terry Lackey on geotechnical.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 47 ore by conventional open pit methods using excavators and other conventional mining equipment. Blasting may be required to fragment the basalt cap rock and the less friable tuff interburden from time to time.32 Drilling and blasting are performed by a contractor.33 The tuff interburden layers between the primary ore strata are mined in 15-to-20-ft. benches. Colder winter months are reserved for overburden removal operations and reclamation projects.34 The tuff waste and other non-basaltic waste are subject to erosion from wind and water. In July of 2021, Golder Associates Inc. (“Golder”) authored a report35 addressing the construction of certain waste dumps in a manner which complies with the objectives set forth in the Modified Plan of Operation, submitted by U.S. Silica in November of 2020. The Modified Plan of Operation and subsequent Golder report requires segregation of the waste so the basalt overburden can be used to cap the erodible interburden material in a manner which protects the waste materials from wind and water erosion and establishes vegetation appropriate for the life zone of the surrounding area. In their report Golder developed mining and blasting recommendations for the basalt to provide the synergistic use of the material for reclamation purposes. U.S. Silica has a procedure in place to mine, segregate, and place the waste materials in a manner consistent with industry best practices and the Golder July 2021 report. This procedure is part of their November 2, 2021, Major Modification submission.36 The QP believes the plan in place to handle the overburden and interburden is a best practice. 13.3 Mining Process Mine engineering design factors, and current operational practices are critical in defining mine- bench parameters. The objective is an ultimate overall 45‐degree highwall slope with substantial 32 Terry Lackey email of November 11, 2021, on face heights. 33 IT Service Desk - RE_ SK1300 - Mine Info.msg, email of September 21, 2021, from Joe Petersen. 34 Internal U.S. Silica document, “Reserve Report: Colado Complex – Lovelock, NV,” 200714 - Colado Mine NV - FINAL - USS Internal Reserve Report. 35 “Basalt Overburden Closure Cover Evaluation, U.S. Silica Colado Mine,” Golder Associates Inc., July 8, 2021. 36 Email from Terry Lackey of December 2, 2021, on geotechnical.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 48 safety benches. This is the standard design constraint used on all current and active U.S. Silica mine designs. Each pit has its own local geologic characteristics. The DE bench heights are reported to be between 20 and 25 ft.37 depending on the pit and the location within a given pit. U.S. Silica reports the constraining factors for bench height are mining equipment limitations and engineering design controlled by the rock mechanics.38 Excavation depth, for the benches in the diatomaceous earth, is limited to approximately 10 ft. due to the limitations of the tracked excavator. Two passes on each bench are required to mine the total height of the bench. No blasting is required due to the friable nature of the DE deposit. Once exposed by removal of overburden and interburden waste rock, the DE is loaded into articulating haul trucks by a tracked excavator. Using haul roads within the mine, the haul trucks move the DE ore to raw ore stockpiles near the pit. The Colado Site operates year-round with ore mining activity starting in early spring and concluding sometime in the late fall when either sufficient ore has been stockpiled, or when inclement weather makes ore mining too costly or difficult. The April to November timeframe provides optimum working conditions. Dry hot weather aids the natural drying of the ore in the stockpiles.39 13.4 Mine Ore Stockpiles While the mining at Colado is seasonal and the processing plant operates year-around to meet market demand. As a result, a large stockpile of raw DE is required to act as a buffer for processing-plant feed when the mine is not operating. Stockpile areas are constructed with appropriate drainage for storm water runoff. 37 Email from Terry Lackey of December 2, 2021, relative operational practices. 38 Email from Terry Lackey of December 2, 2021, relative operational practices. 39 Internal U.S. SILICA document, “Reserve Report: Colado Complex – Lovelock, NV,” 200714 - Colado Mine NV - FINAL - USS Internal Reserve Report.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 49 Mined ore is placed in one of several stockpiles based upon the grade of the ore and the current needs of the plant. Stockpiles of ore are constructed in the vicinity of the pit where the ore was mined to maximize the utilization of the mining haul trucks. The most efficient logistics, from the mine stockpiles to the processing plant northeast of Lovelock, NV is by standard over-the- road semi-tractor trailer haul trucks. The semi-truck hauling from the pit stockpile to the processing plant operates 365 days per year and 24 hours per day. The location of the processing plant, relative to the mine sites, is shown in Figure 3.2, northeast of Lovelock along Interstate 80. One-way haul from the mine stockpile to the processing plant ranges between 20 and 30 miles. 13.5 Pit Repair and Maintenance The loading and hauling are performed on a contract basis and, therefore, the mobile equipment repair and maintenance is handled by a contractor. The costs thereof are part of the fee paid by U.S. Silica during the duration of the contract period. 13.6 Mine Equipment The mine uses hydraulic excavators as the primary loading equipment in the pit. Hauling is performed by articulating haul trucks with approximately 40-ton capacity. Miscellaneous mining and support equipment include dozers, motor grader, water truck, service trucks, etc. The equipment is largely owned by U.S. Silica with a few pieces leased. The buy versus lease decision is a financial one and made at the time of acquisition of a piece of capital equipment. The mobile equipment used for mining is shown in Table 13.1. This section intentionally left blank.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 50 Table 13.1 Mining equipment currently employed by U.S. Silica at the Colado mine.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

13.7 Plant Logistics Equipment

Stockpiled raw DE ore is moved from the mine pit location to the plant northeast of Lovelock, NV using semi tractors and trailers. This equipment is owned by U.S. Silica. The buy versus lease decision is a financial one and made at the time of acquisition of a piece of capital equipment. The mobile equipment used for stockpiled material transport is shown in Table 13.2.

Manufacturer	Type	Year	Owned/ Leased
Peterbilt	Semi Tractor	1996	Owned
Peterbilt	Semi Tractor	2001	Owned
Peterbilt	Semi Tractor	2012	Owned
Peterbilt	Semi Tractor	2015	Owned
Peterbilt	Semi Tractor	2015	Owned
Peterbilt	Semi Tractor	2020	Owned
Peterbilt	Semi Tractor	2020	Owned
International	Semi Tractor	2001	Owned
Peterbilt	Semi Tractor	1996	Owned
Kenworth	Semi Tractor	1994	Owned
N/A	Water Truck	1975	Owned
Star Semi	Trailer	2008	Owned
Star Semi	Trailer	2009	Owned
Star Semi	Trailer	2009	Owned
Star Semi	Trailer	2011	Owned
Star Semi	Trailer	2011	Owned
Star Semi	Trailer	2011	Owned
Star Semi	Trailer	2011	Owned
Trinity Eagle Bridge	Trailer	2020	Owned
Trinity Eagle Bridge	Trailer	2020	Owned

Table 13.2 Mobile equipment used for stockpile material transport.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 52 13.8 Mine Engineering, Planning, and Production Scheduling The Colado Site reserves are mined by open pit methods. The operations require engineering design and monitoring for various aspects of the mining process (mine engineering). This engineering work includes, but is not limited to, rock mechanics, mine planning, environmental, safety, electrical engineering, mechanical engineering, civil engineering, etc. U.S. Silica either employs personnel responsible for these disciplines or U.S. Silica hires consulting experts to assist with the engineering needs at the mine. A review of the mine planning and mine engineering activities demonstrates U.S. Silica exercises industry standard practices in its approach to mine engineering. In that review, the QP looked at limited examples of operational matters and the corresponding engineering and operational responses.40,41 The QP is satisfied U.S. Silica generates a practical response, implements the necessary material actions, and exercises reasonable care to meet the standards of industry standard practices in such matters. U.S. Silica submitted a “Modification to Plan of Operations NVN-065329/Nevada Reclamation Permit (“NRP”) No. 0182” to the BLM and the NDEP on or about November 2, 2021. This submittal was in response to a request by the BLM in January of 2021. The modification was requested to address “the unauthorized disturbance, reclamation of erosion areas, and proposed expansions for continued DE mining and processing operations at the Colado Mine Project (Project).”42 The mining at the Colado Site is sufficiently complicated that a moderate level of detailed is required in mine planning activity. This activity is normally performed by the engineering function, assisted in the field by the operations staff. The deposit of DE is reasonably uniform 40 See email from Terry Lackey of December 2, 2021, on response to highwall stability. 41 See email from Terry Lackey of December 2, 2021, on response to geotechnical questions. 42 EM Strategies cover letter for the submittal of “EP Minerals LLC’s Colado Mine Project; Pershing County, Nevada – Resubmittal of Major Modification to Plan of Operations NVN-065329/Nevada Reclamation Permit (NRP) No. 0182” of November 2, 2021.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

with no unusual risk of intrusive mineralization. However, the lithology is such that sequencing overburden and interburden removal requires sufficient coordination and appropriate planning. Regular communication between engineering staff and operating staff is necessary as mining advances.

The annual production schedule is determined based on the forecasted sales demand provided by the sales and marketing group. This production schedule is adjusted to produce the targeted mining volume by factoring in losses for waste, in-pit uses, etc. Production schedules are then developed to assure adequate feed is provided to the processing plant to meet the finished-goods demand in a timely manner. Table 13.3 shows the estimated production for the next five years.[43] This is achievable with current contractual arrangements in the pit, U.S. Silica equipment, and U.S. Silica personnel. A projection consistent with this analysis for mine production levels is included for the life of mine in the Economic Analysis section of this report.

Year	Diatomaceous Earth Ore Stockpiled (K Tons)	Diatomaceous Earth Ore Annual Mining Volume (K Tons)
2020	117	142
2021	121	146
2022	123	149
2023	126	152
2024	128	155
2025	131	158
2026	134	161
2027	136	164
2028	139	167
2029	142	171
2030	145	174

Table 13.3 Historical and projected mining volumes for Colado

[43] 070621- FINAL_ MII - U.S. SILICA Q2 2021 Reserves provided by US Silica.

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US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

The Colado location currently employs 33 people. 25 (20 of whom are hourly employees) work in the production of mining and stockpiling raw DE ore at the individual pits. The remainder are tasked with moving the stockpiled raw ore to the processing plant outside Lovelock, NV. Table 13.4 shows the current manning at the Colado location.

Mine Operations	Quantity
Mine Operators	14
Mine Maintenance	4
Shop Maintenance	2
Total Mine Operations	20

Logistics Operations	Quantity
Load and Haul	7

Salary Staff	Quantity
Mine Supervision	4
Logistics Supervision	1
Mine Maintenance	1
Total Salaried Staff	6

Table 13.4 Manning table for the Colado mine

Figures 13.6, 13.7 and 13.8 below are the final pit design maps for the Atlantis, Horseshoe Basin and Antelope pits.

This section intentionally left blank.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 55 Figure 13.6 Final pit design for Antelope pit.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 56 Figure 13.7 Final pit design for Atlantis

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 57 Figure 13.8 Final pit design for Horseshoe Basin

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 58 14.0 PROCESSING AND RECOVERY METHODS Once the DE is extracted, it is placed in a designated stockpile area to dry. Occasionally the material will be turned with a dozer or other piece of mechanized equipment to facilitate drying. No processing of the DE is performed at the Colado Site. The DE is loaded into trucks using a dozer and is transported to the processing plant located in Lovelock approximately 19 miles to the southeast from the mine. The processing plant is not considered material by U.S. Silica and therefore is not addressed in this report. 15.0 INFRASTRUCTURE The U.S. Silica Colado Site has been operating in this location for many years. The mine is located in a remote area with mountainous topography with few improved roads and installed infrastructure. The required infrastructure has generally been provided by the mine operator. Historically, the Colado operator has been able to meet the demand for finished goods with the existing infrastructure. The infrastructure required to maintain a sustainable presence in this generally rural local community is in place. The infrastructure required for the future ramp-up of operations to nameplate44 capacity is in place. Little capital expenditure is required relative to infrastructure to maintain the nameplate capacity of the Colado Site. Capital is commented on in Section 18.0. 15.1 Roads The Colado Site is accessible by roads maintained as private roads and by State roads. Road access is critical for the delivery of materials used in the production of finished goods and for shipment of raw DE ore to the processing plant northeast of Lovelock. The mine has access to roadways rated for the loads to be shipped to and from the facility. Figure 15.1 shows the access to the Colado Site using CR 399 (7 Troughs Road) that connects to Interstate 80 east of Colado. 44 Nameplate is a term for the theoretical maximum capacity for a piece of equipment. For a mine it is the theoretical maximum capacity of the lowest producing unit operation such as loading, the haul ft., etc.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 59 Figure 15.1 Means of access to the Colado Site complex

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

15.2 Energy

The Colado Site is powered primarily by diesel powered equipment. Shop and office requirements for electric power is provided by diesel generators and solar power.

15.3 Water

Water is used primarily for dust suppression at the Colado Site. Water is supplied by a municipal water source that is trucked by tanker to the Colado Site.

15.4 Buildings

The only onsite buildings are a maintenance shelter used to service the mine equipment and small office portable. The shelter is adequate for the servicing equipment and for light maintenance.

16.0 MARKET STUDIES AND CONTRACTS

U.S. Silica's Colado Complex in Lovelock, Nevada is a DE processing operation owned and operated by EPM, an indirect subsidiary of U.S. Silica. DE, also known as Kieselguhr or Diatomite, is a sedimentary mineral with physical properties that are like soil.

16.1 General Marketing Information

The Colado Mining Complex consists of approximately 1,456 acres of surface disturbance in the Project Area. The average annual production for the last 5 years has been approximately 600,000 SCY. Mine operations include eight separate open pits with four active operating areas, utilizing open pit mining methods, ore stockpiles, waste rock repositories, access roads, a staging area, a field maintenance shop, exploratory drill holes and reclaimed areas.

The Colado Mining Complex operates year-round with ore mining activity starting in early spring and concluding sometime in the late fall when either sufficient ore has been stockpiled, or when inclement weather makes ore mining too costly or difficult. The April to November

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 61 timeframe provides optimum working conditions; moreover, the dry hot weather aids the natural drying of the ore in the stockpiles. Colder winter months are used for stripping operations and reclamation projects. The final products produced in the Colado Processing Plant Complex are mainly marketed as filtration products (filter-aids) and filler products (fine-fillers). Food grade products sold into the filtration markets are used extensively to filter out contaminants from fruit juices, wine, beer, sugar, bio-diesel fuel, high fructose corn syrup, and water. Fine-filler products are used as additives in paints, rubber, paper, and plastics. A third final product category is aggregate products, which are used primarily as industrial absorbents, catalysts, and carriers for pesticides. The aggregate volume products are significantly smaller compared to the filtration and filler products. 16.1.1 DE Market The total annual global DE market is about 1 M tons of DE. The prices that are considered during the market study process are driven by supply & demand. In 2021 and continuing into 2022, the QP expects demand to outpace the U.S. Silica’s ability to process and ship material to the market due to demand rebound coming out of the COVID-19 pandemic as well as international logistics and labor issues brought on by the pandemic. When it comes to contracts pricing, the Colado Mining Complex utilized both spot-based and contractual prices. The contractual prices have an average timeframe of 2 years. In 2020, the average selling price (“ASP”) of DE was $496.00 per ton. In 2021, the ASP rose to $554.00 per ton. DE is utilized in the food and beverage industry and the pool and recreation industry amongst others. The QP believes the projected compound annual growth rate for these industries is in the range of 3% for the food and beverage industry and 6% for the pool and recreation industry. Therefore, it is reasonable to assume that pricing will sustain and appreciate at 2% per annum thereafter for the life of mine. Consequently, in the long-term, we believe that

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

price forecast will increase from an ASP of $565.00 per ton in 2022 to $662.00 per ton in 2030. See Table 19.1 for the projected ASP over the life of mine.

16.2 Material Contracts Required for Production

There are no material contracts required for production.

17.0 ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

WESTWARD was contracted to provide third party review of environmental plans, permits, and requirements of the Colado Site. A summary of findings is included below in Table 1.1 based on current regulatory research and documents provided by U.S. Silica.

Item	Regulatory Authority	Area Covered	Status
Reclamation Permit	NDEP & BLM	Mines	Major Mod in Review
Best Practice Plan	N/A	Mines	Complete
Class II Surface Area Disturbance Permit	NDEP	Mines	Approved
Class III Landfill Waiver	NDEP	Mines	Approved
Hazardous Materials Permit	NSFM	Mines	Approved
Hazardous Materials Permit	NSFM	Shop	Approved
Groundwater Use Permit	NDWR	Plant/Mines	Approved

Table 17.1 Colado Site Permit Summary

17.1 Federal Requirements

The Colado Site operates under the Mine Plan of Operations NVN-065329/Nevada Reclamation Permit No. 0182 for mining of DE within private and BLM land. U.S. Silica received initial approval for 968.7 acres of surface disturbance in 2001. U.S. Silica has updated the plan and permit over the course of mining as surface disturbance has increased. Most recently, U.S.

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 63 Silica has received approval from the Nevada Division of Environmental Protection (“NDEP”) and the Bureau of Land Management (“BLM”) in fall of 2021 for minor amendments to their existing permit, including the addition of 55 acres of disturbance in the new South Knob mine area. The surety bond amount for reclamation activities in favor of BLM was increased to $17,664,227.00 per BLM requirements. U.S. Silica has since conducted an audit of as-built disturbances, resulting in the submittal of a major modification application to NDEP and BLM for review to bring their plan into full compliance with the total existing and proposed disturbed area of 1,795 acres. The major modification application package addresses unpermitted disturbance, reclamation of erosion areas, and proposed expansions for continued DE mining operations. Compliance with the permit/plan includes submitting an annual report to the BLM and NDEP BMRR, a division of NDEP, on/before April 15th documenting surface disturbance locations, types of disturbance, and any completed concurrent reclamation that occurred in the previous calendar year. Waste materials are placed as pit backfill and graded per the slope angle requirements specified in the plan. Basaltic material is stockpiled throughout the active operational areas to be used as the final reclamation cover for mine area features, prior to placement of salvaged growth media and hydroseeding, to encourage vegetative cover growth. The reclamation cost estimate (used to calculate reclamation surety bond) associated with the major modification package is being developed and will be submitted to the appropriate agencies for review in 2022. It is expected that approval of the major modification application will be granted in 2022. U.S. Silica utilizes a Best Practice Plan for to prevent and respond to potential spills of fuels, lubricants, and used oil that are kept at the mine equipment service shop, Horseshoe Basin, and Section 7 Mine. As stated in the plan, there are no permanent streams or ponds within the vicinity of these operations, and mining to date has not encountered any significant groundwater. Therefore, U.S. Silica management believes that there is no reasonable likelihood of a petroleum

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 64 product spill reaching waters of the state from the Lovelock mines. The quantity of petroleum products kept in bulk storage at the mine shop is less than 1,320 gallons. 17.2 State Requirements U.S. Silica holds an air permit for the Colado Site authorized by NDEP including a Class I Air Quality Operating Permit #AP1499-3768 and a NDEP Class II Surface Area Disturbance Permit #AP1499-0862.04. The Surface Area Disturbance Permit requires annual reports to the director including the status of the areas where surface disturbance is active/proposed. NDEP has authorized a Class III Landfill Waiver (#SWW1713) for the Colado Mine allowing U.S. Silica to dispose of wastes in on-site landfills according to their Operations Plan. Hazardous materials and liquids are not allowed to be disposed of at either site. U.S. Silica maintains the following Hazardous Materials Permits through the Nevada State Fire Marshal: • Hazardous Materials Permit (#95886) for fuels located at the mine • Hazardous Materials Permit (#95888) for fuels located at the shop. U.S. Silica is authorized by a Nevada Division of Water Resources for annual use of up to 1,052.44 acre-feet of groundwater (Permit 87089; Permit 18091, Certificate 5238; Permit 24074, Certificate 7558). Monthly reporting and meter installation requirements are specified in the respective permit approvals. This permit is associated with the processing plant which is not included in this report. Water is trucked into the mine sites for use as dust suppression from municipal sources in Lovelock. 17.3 Other Requirements U.S. Silica contracted Hydro Resources Aquifer Imaging Group in 2012 to conduct a groundwater- availability study to provide background information needed to optimize the design of a geophysical aquifer-imaging survey with the Aqua Gem system at the Colado Site. Hydro

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 65 conducted a two-township water well search in the mine area which did not reveal any water well records in the State of Nevada Division of Water Resources database. Hydro proposed several geophysical testing transects across the site around known fault lines in order to locate an optimal location for a proposed groundwater well. The reclamation permit is issued by NDEP and BLM. Requirements for reclamation are detailed in permit reviewed by the QP. Costs associated with reclamation activities are provided in Section 19.0 Economic Analysis. U.S. Silica does not maintain any agreements or procurement contracts with local individuals or groups for the Colado mines or processing plant. U.S. Silica has not engaged in any agreements pertaining to hiring or local procurement. 18.0 CAPITAL AND OPERATING COSTS Capital and operating costs discussed in this section were developed utilizing current and historic cost data from continuous and ongoing operation of the facility, first principles, vendor and contractor quotations, and similar operation comparisons. 18.1 Operating Cost Total operating costs incurred at the Colado Site from 2020 through 2021 are provided in Table 18.1. Costs include but are not limited to mining equipment, plant/shipping, wages and premiums, maintenance materials, and power. The average cost of sales was $329.00 per ton in 2020 and $388.00 per ton in 2021. There were 33 total salaried and hourly employees in 2021.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

Capital Costs	
2020	$1,731,000
2021	$2,631,000
Operating Costs	
2020	$38,875,000
2021	$46,913,000

Table 18.1 Summary of Capital and Operating Costs: 2020-2021

18.2 Capital Costs

The average annual capital expenditure since 2020 at the Colado Site is $2,181,000, with $1,731,000 in 2020 and $2,631,000 in 2021 (Table 18.1). The higher than average capital spend in 2021 was associated with scheduled maintenance and continuous improvement projects to drive and maintain cost efficiencies.

A summary of foreseen capital expenditures through 2026 is provided in Table 18.2. As shown in Table 18.2, total estimated capital expenditure through 2026 is $12,075,000 and primarily includes routine maintenance and continuous improvement projects to drive cost and capacity efficiencies.

Listed expenditures are based on historic cost data, vendor/contractor quotations, and similar operation comparisons and are within +/-15% level of accuracy. There are risks regarding the current capital costs estimates through 2026, including escalating costs of raw materials and energy, equipment availability and timing due to either production delays or supply chain gaps.

Projected Capital Expenditures	
2022	$2,225,000
2023	$2,476,000
2024	$2,398,000
2025	$2,486,000
2026	$2,490,000

Table 18.2 Summary of Projected Capital Site Expenditures: 2022-2026

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Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 67 18.3 Assumptions The capital projects are assumed to be constructed in a conventional Engineering, Procurement and Construction Management (“EPCM”) format. U.S. Silica routinely retains a qualified contractor to design projects and act as its agent to bid and procure materials and equipment, bid and award construction contracts, and manage the construction of the facilities. 18.4 Accuracy The accuracy of this estimate for those items identified in the scope-of work is estimated to be within the range of plus 15% to minus 15%; i.e., the cost could be 15% higher than the estimate or it could be 15% lower. Accuracy is an issue separate from contingency, the latter accounts for undeveloped scope and insufficient data (e.g., geotechnical data). 19.0 ECONOMIC ANALYSIS 19.1 Operating Costs An economic model was created for the Colado Site to provide validation of the economic viability of the estimated reserve for the life of mine. The following are the key assumptions: • Proven and Probable Tons of 4,461,000 as of December 31, 2021 • Revenue Growth of 2% • Tons Growth of 2% • Costs of Goods Sold Growth of 2% • Selling, General, and Administrative Expenses Growth of 2% • Capital Expenditures Growth of 2% • Inflation Rate of 2% • Tax Rate of 26% • Discount Rate of 8% • Net Working Capital of 25% • Mine Yield of 83%

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 68 The QP used budgeted 2021 costs as the benchmark for which to model operating costs throughout the life of mine and applied future site investment escalations that are consistent with demonstrated plant maintenance history and robust enough to cover future mine and production changes. The QP based the ASP for 2022 on the ASP trends in 2021. The QP then applied a 2% per annum increase from the 2021 ASP through the life of mine. Based on ASP trends of 2021, the QP believes that 2% per annum growth rate is a reasonable method for a base case scenario. For additional information on the ASP, see “Section 16.1.1 - DE Market.” 19.2 Capital Costs As an ongoing project that is in production and profitable, the QP established a going forward capital expenditure based on the running average capital costs at the mine from 2018 through 2020. The QP then applied a 2% per annum increase to the capital costs through the life of mine. The QP included optional capital expenditures that will be deployed as required to increase or maintain the capacity of the plant. 19.3 Economic Analysis The financial evaluation of the project comprises the determination of the net present value (“NPV”) at a discount rate of 8%, the internal rate of return (“IRR”) and payback period (time in years to recapture the initial capital investment). Annual cash flow projections are estimated over the life of the mine based on the estimates of capital expenditures and production cost and sales revenue. Review of the base case model indicates that the project has an IRR of 52%, a payback period of 0.10 years, and an NPV of $130,645,000. The Economic Feasibility Model (Table 19.1.1) was modeled on the basis of historical operational costs and future site investment escalations that are consistent with demonstrated plant maintenance history and robust enough to cover future mine and production changes.

Technical Report Summary Colado, Pershing County, Nevada December 31, 2021 69 19.1.4 Sensitivity Analysis The QP assessed sensitivity of key variables, including reduction in expected selling price, increased capital expenses and associated depreciation, and operating costs. To assess these variables, the QP created moderate and upside models where the following variables were increased by the percentages listed in Table 19.2: • Average Selling Price Growth • Tons Growth • Costs of Goods Sold Growth • Selling, General, and Administrative Expenses Growth • Capital Expenditures Growth • Inflation Rate • Inflation Adjusted Discount Rate • Mine Yield The NPV of the project is null when the 2022 average selling price is reduced to $397.84/ ton. This section intentionally left blank.

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

In Thousand (000)	Book Value	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Reserve Balance Tons (000)		4,053	4,461	4,315	4,167	4,015	3,860	3,702	3,541	3,377	3,210	3,039	2,865
Mined Tons (000)		142	146	149	152	155	158	161	164	167	171	174	178
Sold Tons (000)		118	121	123	126	128	131	134	136	139	142	145	147
R/S Ratio		2.9%	2.7%	3.4%	3.6%	3.9%	4.1%	4.3%	4.6%	5.0%	5.3%	5.7%	6.2%
ASP (Selling Price)		$ 496	$ 554	$ 565	$ 576	$ 588	$ 599	$ 611	$ 624	$ 636	$ 649	$ 662	$ 675
ACS (Cost of Sale)		$ 329	$ 388	$ 395	$ 403	$ 411	$ 420	$ 428	$ 437	$ 445	$ 454	$ 463	$ 473
Rev		$ 58,478	$ 66,992	$ 69,698	$ 72,514	$ 75,444	$ 78,492	$ 81,663	$ 84,962	$ 88,395	$ 91,966	$ 95,681	$ 99,547
Cost of Sale		$ 38,875	$ 46,913	$ 48,808	$ 50,780	$ 52,832	$ 54,966	$ 57,187	$ 59,497	$ 61,901	$ 64,401	$ 67,003	$ 69,710
CM		**$ 19,603**	**$ 20,079**	**$ 20,890**	**$ 21,734**	**$ 22,612**	**$ 23,526**	**$ 24,476**	**$ 25,465**	**$ 26,494**	**$ 27,564**	**$ 28,678**	**$ 29,836**
Change in CM		$ -	$ 476	$ 811	$ 844	$ 878	$ 914	$ 950	$ 989	$ 1,029	$ 1,070	$ 1,114	$ 1,159
SG&A		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
EBITDA		**$ 19,603**	**$ 20,079**	**$ 20,890**	**$ 21,734**	**$ 22,612**	**$ 23,526**	**$ 24,476**	**$ 25,465**	**$ 26,494**	**$ 27,564**	**$ 28,678**	**$ 29,836**
D&A		$ 7,058	$ 7,393	$ 7,226	$ 7,309	$ 7,267	$ 7,288	$ 7,278	$ 7,283	$ 7,280	$ 7,282	$ 7,281	$ 7,281
EBIT		**$ 12,545**	**$ 12,686**	**$ 13,665**	**$ 14,425**	**$ 15,345**	**$ 16,237**	**$ 17,198**	**$ 18,182**	**$ 19,213**	**$ 20,282**	**$ 21,397**	**$ 22,555**
Taxes		$ 3,262	$ 3,298	$ 3,553	$ 3,750	$ 3,990	$ 4,222	$ 4,472	$ 4,727	$ 4,995	$ 5,273	$ 5,563	$ 5,864
Operating Income		**$ 9,283**	**$ 9,388**	**$ 10,112**	**$ 10,674**	**$ 11,355**	**$ 12,016**	**$ 12,727**	**$ 13,455**	**$ 14,218**	**$ 15,009**	**$ 15,834**	**$ 16,691**
Plant Capex		$ (1,731)	$ (2,631)	$ (2,225)	$ (2,476)	$ (2,398)	$ (2,486)	$ (2,490)	$ (2,538)	$ (2,564)	$ (2,602)	$ (2,635)	$ (2,671)
Total Capex		**$ (1,731)**	**$ (2,631)**	**$ (2,225)**	**$ (2,476)**	**$ (2,398)**	**$ (2,486)**	**$ (2,490)**	**$ (2,538)**	**$ (2,564)**	**$ (2,602)**	**$ (2,635)**	**$ (2,671)**
Change in NWC		$ -	$ (119)	$ (203)	$ (211)	$ (220)	$ (228)	$ (238)	$ (247)	$ (257)	$ (268)	$ (278)	$ (290)
Net Income		$ 7,552	$ 6,637	$ 7,684	$ 7,987	$ 8,738	$ 9,302	$ 9,999	$ 10,670	$ 11,396	$ 12,139	$ 12,920	$ 13,730
FCF	$ (29,000)	**$ 14,610**	**$ 14,030**	**$ 14,910**	**$ 15,296**	**$ 16,005**	**$ 16,590**	**$ 17,277**	**$ 17,953**	**$ 18,677**	**$ 19,421**	**$ 20,201**	**$ 21,011**

In Thousand (000)	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Reserve Balance Tons (000)	2,687	2,506	2,321	2,132	1,940	1,744	1,544	1,339	1,131	919	702	481	256	26
Mined Tons (000)	181	185	189	192	196	200	204	208	212	217	221	225	230	26
Sold Tons (000)	150	153	157	160	163	166	169	173	176	180	183	187	191	22
R/S Ratio	6.7%	7.4%	8.1%	9.0%	10.1%	11.5%	13.2%	15.5%	18.8%	23.6%	31.5%	46.8%	89.8%	100.0%
ASP (Selling Price)	$ 688	$ 702	$ 716	$ 731	$ 745	$ 760	$ 775	$ 791	$ 807	$ 823	$ 839	$ 856	$ 873	$ 891
ACS (Cost of Sale)	$ 482	$ 492	$ 502	$ 512	$ 522	$ 532	$ 543	$ 554	$ 565	$ 576	$ 588	$ 599	$ 611	$ 624
Rev	$ 103,568	$ 107,752	$ 112,106	$ 116,635	$ 121,347	$ 126,249	$ 131,350	$ 136,656	$ 142,177	$ 147,921	$ 153,897	$ 160,114	$ 166,583	$ 19,221
Cost of Sale	$ 72,527	$ 75,457	$ 78,505	$ 81,677	$ 84,976	$ 88,409	$ 91,981	$ 95,697	$ 99,563	$ 103,586	$ 107,771	$ 112,125	$ 116,654	$ 13,460
CM	**$ 31,042**	**$ 32,296**	**$ 33,601**	**$ 34,958**	**$ 36,370**	**$ 37,840**	**$ 39,368**	**$ 40,959**	**$ 42,614**	**$ 44,335**	**$ 46,126**	**$ 47,990**	**$ 49,929**	**$ 5,761**
Change in CM	$ 1,205	$ 1,254	$ 1,305	$ 1,357	$ 1,412	$ 1,469	$ 1,529	$ 1,590	$ 1,655	$ 1,722	$ 1,791	$ 1,864	$ 1,939	$ (44,168)
SG&A	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
EBITDA	**$ 31,042**	**$ 32,296**	**$ 33,601**	**$ 34,958**	**$ 36,370**	**$ 37,840**	**$ 39,368**	**$ 40,959**	**$ 42,614**	**$ 44,335**	**$ 46,126**	**$ 47,990**	**$ 49,929**	**$ 5,761**
D&A	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281
EBIT	**$ 23,760**	**$ 25,014**	**$ 26,319**	**$ 27,677**	**$ 29,089**	**$ 30,558**	**$ 32,087**	**$ 33,678**	**$ 35,332**	**$ 37,054**	**$ 38,845**	**$ 40,709**	**$ 42,647**	**$ (1,520)**
Taxes	$ 6,178	$ 6,504	$ 6,843	$ 7,196	$ 7,563	$ 7,945	$ 8,343	$ 8,756	$ 9,186	$ 9,634	$ 10,100	$ 10,584	$ 11,088	$ (395)
Operating Income	**$ 17,583**	**$ 18,511**	**$ 19,476**	**$ 20,481**	**$ 21,526**	**$ 22,613**	**$ 23,744**	**$ 24,921**	**$ 26,146**	**$ 27,420**	**$ 28,745**	**$ 30,124**	**$ 31,559**	**$ (1,125)**
Plant Capex	$ (2,706)	$ (2,742)	$ (2,779)	$ (2,816)	$ (2,853)	$ (2,891)	$ (2,930)	$ (2,968)	$ (3,008)	$ (3,048)	$ (3,089)	$ (3,130)	$ (3,171)	$ (3,213)
Total Capex	**$ (2,706)**	**$ (2,742)**	**$ (2,779)**	**$ (2,816)**	**$ (2,853)**	**$ (2,891)**	**$ (2,930)**	**$ (2,968)**	**$ (3,008)**	**$ (3,048)**	**$ (3,089)**	**$ (3,130)**	**$ (3,171)**	**$ (3,213)**
Change in NWC	$ (301)	$ (314)	$ (326)	$ (339)	$ (353)	$ (367)	$ (382)	$ (398)	$ (414)	$ (430)	$ (448)	$ (466)	$ (485)	$ -
Net Income	$ 14,575	$ 15,455	$ 16,371	$ 17,326	$ 18,320	$ 19,355	$ 20,433	$ 21,555	$ 22,724	$ 23,941	$ 25,209	$ 26,529	$ 27,903	$ (4,338)
FCF	**$ 21,857**	**$ 22,736**	**$ 23,653**	**$ 24,607**	**$ 25,601**	**$ 26,636**	**$ 27,714**	**$ 28,837**	**$ 30,006**	**$ 31,223**	**$ 32,490**	**$ 33,810**	**$ 35,184**	**$ 2,943**

Table 19.1.1: Economic Feasibility Base Model

WESTWARD
70
Q4

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

In Thousand (000)	*Book Value*	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Reserve Balance Tons (000)		4,053	4,461	4,315	4,164	4,006	3,842	3,671	3,494	3,310	3,118	2,918
Mined Tons (000)		142	146	152	158	164	171	177	184	192	200	207
Sold Tons (000)		118	121	126	131	136	142	147	153	159	166	172
R/S Ratio		2.9%	2.7%	3.5%	3.8%	4.1%	4.4%	4.8%	5.3%	5.8%	6.4%	7.1%
ASP (Selling Price)		$ 496	$ 554	$ 576	$ 599	$ 623	$ 648	$ 674	$ 701	$ 729	$ 758	$ 788
ACS (Cost of Sale)		$ 329	$ 388	$ 399	$ 411	$ 424	$ 436	$ 449	$ 463	$ 477	$ 491	$ 506
Rev		$ 58,478	$ 66,992	$ 72,459	$ 78,371	$ 84,766	$ 91,683	$ 99,165	$ 107,256	$ 116,008	$ 125,475	$ 135,713
Cost of Sale		$ 38,875	$ 46,913	$ 50,253	$ 53,831	$ 57,664	$ 61,770	$ 66,168	$ 70,879	$ 75,925	$ 81,331	$ 87,122
CM		**$ 19,603**	**$ 20,079**	**$ 22,205**	**$ 24,540**	**$ 27,102**	**$ 29,913**	**$ 32,997**	**$ 36,378**	**$ 40,083**	**$ 44,143**	**$ 48,591**
Change in CM		$ -	$ 476	$ 2,126	$ 2,335	$ 2,562	$ 2,811	$ 3,083	$ 3,381	$ 3,706	$ 4,060	$ 4,448
SG&A		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
EBITDA		**$ 19,603**	**$ 20,079**	**$ 22,205**	**$ 24,540**	**$ 27,102**	**$ 29,913**	**$ 32,997**	**$ 36,378**	**$ 40,083**	**$ 44,143**	**$ 48,591**
D&A		$ 7,058	$ 7,393	$ 7,226	$ 7,309	$ 7,267	$ 7,288	$ 7,278	$ 7,283	$ 7,280	$ 7,282	$ 7,281
EBIT		**$ 12,545**	**$ 12,686**	**$ 14,980**	**$ 17,231**	**$ 19,835**	**$ 22,625**	**$ 25,719**	**$ 29,094**	**$ 32,803**	**$ 36,862**	**$ 41,310**
Taxes		$ 3,262	$ 3,298	$ 3,895	$ 4,480	$ 5,157	$ 5,883	$ 6,687	$ 7,565	$ 8,529	$ 9,584	$ 10,741
Operating Income		**$ 9,283**	**$ 9,388**	**$ 11,085**	**$ 12,751**	**$ 14,678**	**$ 16,743**	**$ 19,032**	**$ 21,530**	**$ 24,274**	**$ 27,278**	**$ 30,570**
Plant Capex		$ (1,731)	$ (2,631)	$ (2,290)	$ (2,584)	$ (2,559)	$ (2,700)	$ (2,761)	$ (2,867)	$ (2,954)	$ (3,056)	$ (3,155)
Total Capex		**$ (1,731)**	**$ (2,631)**	**$ (2,290)**	**$ (2,584)**	**$ (2,559)**	**$ (2,700)**	**$ (2,761)**	**$ (2,867)**	**$ (2,954)**	**$ (3,056)**	**$ (3,155)**
Change in NWC		$ -	$ (119)	$ (532)	$ (584)	$ (641)	$ (703)	$ (771)	$ (845)	$ (926)	$ (1,015)	$ (1,112)
Net Income		$ 7,552	$ 6,637	$ 8,263	$ 9,583	$ 11,479	$ 13,340	$ 15,501	$ 17,818	$ 20,393	$ 23,206	$ 26,302
FCF	$ (29,000)	**$ 14,610**	**$ 14,030**	**$ 15,489**	**$ 16,893**	**$ 18,746**	**$ 20,628**	**$ 22,778**	**$ 25,101**	**$ 27,674**	**$ 30,488**	**$ 33,583**

In Thousand (000)	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041
Reserve Balance Tons (000)	2,711	2,495	2,270	2,037	1,794	1,542	1,279	1,006	722	427	120
Mined Tons (000)	216	224	233	243	252	263	273	284	295	307	120
Sold Tons (000)	179	186	194	201	210	218	227	236	245	255	99
R/S Ratio	8.0%	9.0%	10.3%	11.9%	14.1%	17.0%	21.3%	28.2%	40.9%	71.9%	100.0%
ASP (Selling Price)	$ 820	$ 852	$ 886	$ 922	$ 959	$ 997	$ 1,037	$ 1,078	$ 1,122	$ 1,166	$ 1,213
ACS (Cost of Sale)	$ 521	$ 537	$ 553	$ 569	$ 586	$ 604	$ 622	$ 641	$ 660	$ 680	$ 700
Rev	$ 146,788	$ 158,766	$ 171,721	$ 185,733	$ 200,889	$ 217,282	$ 235,012	$ 254,189	$ 274,931	$ 297,365	$ 120,684
Cost of Sale	$ 93,325	$ 99,970	$ 107,088	$ 114,712	$ 122,880	$ 131,629	$ 141,001	$ 151,040	$ 161,794	$ 173,314	$ 69,662
CM	**$ 53,463**	**$ 58,796**	**$ 64,633**	**$ 71,021**	**$ 78,009**	**$ 85,653**	**$ 94,011**	**$ 103,149**	**$ 113,136**	**$ 124,051**	**$ 51,022**
Change in CM	$ 4,871	$ 5,333	$ 5,837	$ 6,388	$ 6,988	$ 7,643	$ 8,358	$ 9,138	$ 9,988	$ 10,915	$ (73,029)
SG&A	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
EBITDA	**$ 53,463**	**$ 58,796**	**$ 64,633**	**$ 71,021**	**$ 78,009**	**$ 85,653**	**$ 94,011**	**$ 103,149**	**$ 113,136**	**$ 124,051**	**$ 51,022**
D&A	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281
EBIT	**$ 46,181**	**$ 51,514**	**$ 57,352**	**$ 63,740**	**$ 70,728**	**$ 78,371**	**$ 86,730**	**$ 95,867**	**$ 105,855**	**$ 116,770**	**$ 43,741**
Taxes	$ 12,007	$ 13,394	$ 14,911	$ 16,572	$ 18,389	$ 20,377	$ 22,550	$ 24,925	$ 27,522	$ 30,360	$ 11,373
Operating Income	**$ 34,174**	**$ 38,121**	**$ 42,440**	**$ 47,167**	**$ 52,339**	**$ 57,995**	**$ 64,180**	**$ 70,942**	**$ 78,333**	**$ 86,409**	**$ 32,368**
Plant Capex	$ (3,261)	$ (3,369)	$ (3,481)	$ (3,596)	$ (3,715)	$ (3,838)	$ (3,966)	$ (4,097)	$ (4,233)	$ (4,373)	$ (4,518)
Total Capex	**$ (3,261)**	**$ (3,369)**	**$ (3,481)**	**$ (3,596)**	**$ (3,715)**	**$ (3,838)**	**$ (3,966)**	**$ (4,097)**	**$ (4,233)**	**$ (4,373)**	**$ (4,518)**
Change in NWC	$ (1,218)	$ (1,333)	$ (1,459)	$ (1,597)	$ (1,747)	$ (1,911)	$ (2,090)	$ (2,284)	$ (2,497)	$ (2,729)	$ -
Net Income	$ 29,695	$ 33,419	$ 37,500	$ 41,974	$ 46,876	$ 52,246	$ 58,125	$ 64,560	$ 71,603	$ 79,308	$ 27,850
FCF	**$ 36,977**	**$ 40,700**	**$ 44,782**	**$ 49,256**	**$ 54,158**	**$ 59,527**	**$ 65,406**	**$ 71,842**	**$ 78,884**	**$ 86,589**	**$ 35,131**

Table 19.1.2: Economic Feasibility Moderate Model

WESTWARD
71
Q4

US SILICA
Colado, Pershing County, Nevada
Technical Report Summary
December 31, 2021

In Thousand (000)	*Book Value*	2020	2021	2022	2023	2024	2025	2026	2027	2028
Reserve Balance Tons (000)		4,053	4,461	4,315	4,161	3,997	3,823	3,639	3,444	3,237
Mined Tons (000)		142	146	155	164	174	184	195	207	219
Sold Tons (000)		118	121	*128*	*136*	*144*	*153*	*162*	*172*	*182*
R/S Ratio		2.9%	2.7%	3.6%	3.9%	4.3%	4.8%	5.4%	6.0%	6.8%
ASP (Selling Price)		*$ 496*	*$ 554*	*$ 587*	*$ 622*	*$ 659*	*$ 699*	*$ 741*	*$ 785*	*$ 832*
ACS (Cost of Sale)		*$ 329*	*$ 388*	*$ 407*	*$ 427*	*$ 449*	*$ 471*	*$ 495*	*$ 520*	*$ 546*
Rev		$ 58,478	$ 66,992	$ 75,272	$ 84,576	$ 95,029	$106,775	$ 119,972	$ 134,801	$ 151,462
Cost of Sale		$ 38,875	$ 46,913	$ 52,214	$ 58,114	$ 64,681	$ 71,990	$ 80,125	$ 89,179	$ 99,257
CM		**$ 19,603**	**$ 20,079**	**$ 23,058**	**$ 26,461**	**$ 30,348**	**$ 34,785**	**$ 39,847**	**$ 45,622**	**$ 52,206**
Change in CM		$ -	$ 476	$ 2,979	$ 3,403	$ 3,887	$ 4,437	$ 5,062	$ 5,774	$ 6,584
SG&A		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
EBITDA		**$ 19,603**	**$ 20,079**	**$ 23,058**	**$ 26,461**	**$ 30,348**	**$ 34,785**	**$ 39,847**	**$ 45,622**	**$ 52,206**
D&A		$ 7,058	$ 7,393	$ 7,226	$ 7,309	$ 7,267	$ 7,288	$ 7,278	$ 7,283	$ 7,280
EBIT		**$ 12,545**	**$ 12,686**	**$ 15,833**	**$ 19,152**	**$ 23,081**	**$ 27,496**	**$ 32,569**	**$ 38,339**	**$ 44,925**
Taxes		$ 3,262	$ 3,298	$ 4,116	$ 4,980	$ 6,001	$ 7,149	$ 8,468	$ 9,968	$ 11,681
Operating Income		**$ 9,283**	**$ 9,388**	**$ 11,716**	**$ 14,173**	**$ 17,080**	**$ 20,347**	**$ 24,101**	**$ 28,371**	**$ 33,245**
Plant Capex		$ (1,731)	$ (2,631)	$ (2,399)	$ (2,767)	$ (2,841)	$ (3,084)	$ (3,259)	$ (3,489)	$ (3,711)
Total Capex		**$ (1,731)**	**$ (2,631)**	**$ (2,399)**	**$ (2,767)**	**$ (2,841)**	**$ (3,084)**	**$ (3,259)**	**$ (3,489)**	**$ (3,711)**
Change in NWC		$ -	$ (119)	$ (745)	$ (851)	$ (972)	$ (1,109)	$ (1,266)	$ (1,444)	$ (1,646)
Net Income		$ 7,552	$ 6,637	$ 8,572	$ 10,555	$ 13,267	$ 16,154	$ 19,577	$ 23,438	$ 27,887
FCF	**$ (29,000)**	**$ 14,610**	**$ 14,030**	**$ 15,798**	**$ 17,864**	**$ 20,534**	**$ 23,442**	**$ 26,855**	**$ 30,721**	**$ 35,168**

In Thousand (000)	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Reserve Balance Tons (000)	3,018	2,786	2,539	2,278	2,002	1,708	1,397	1,068	718	348
Mined Tons (000)	232	246	261	277	293	311	330	349	370	348
Sold Tons (000)	*193*	*204*	*217*	*230*	*243*	*258*	*274*	*290*	*307*	*289*
R/S Ratio	7.7%	8.8%	10.3%	12.1%	14.7%	18.2%	23.6%	32.7%	51.6%	100.0%
ASP (Selling Price)	*$ 882*	*$ 935*	*$ 992*	*$ 1,051*	*$ 1,114*	*$ 1,181*	*$ 1,252*	*$ 1,327*	*$ 1,406*	*$ 1,491*
ACS (Cost of Sale)	*$ 573*	*$ 601*	*$ 632*	*$ 663*	*$ 696*	*$ 731*	*$ 768*	*$ 806*	*$ 846*	*$ 889*
Rev	$ 170,183	$ 191,218	$ 214,852	$ 241,408	$ 271,246	$ 304,772	$ 342,442	$ 384,768	$ 432,325	$ 430,667
Cost of Sale	$ 110,473	$ 122,956	$ 136,850	$ 152,314	$ 169,526	$ 188,682	$ 210,003	$ 233,733	$ 260,145	$ 256,703
CM	**$ 59,711**	**$ 68,262**	**$ 78,002**	**$ 89,094**	**$ 101,721**	**$ 116,090**	**$ 132,439**	**$ 151,035**	**$ 172,180**	**$ 173,965**
Change in CM	$ 7,505	$ 8,551	$ 9,741	$ 11,092	$ 12,627	$ 14,370	$ 16,349	$ 18,596	$ 21,145	$ 1,785
SG&A	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
EBITDA	**$ 59,711**	**$ 68,262**	**$ 78,002**	**$ 89,094**	**$ 101,721**	**$ 116,090**	**$ 132,439**	**$ 151,035**	**$ 172,180**	**$ 173,965**
D&A	$ 7,282	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281	$ 7,281
EBIT	**$ 52,429**	**$ 60,981**	**$ 70,721**	**$ 81,813**	**$ 94,439**	**$ 108,809**	**$ 125,158**	**$ 143,753**	**$ 164,899**	**$ 166,683**
Taxes	$ 13,632	$ 15,855	$ 18,387	$ 21,271	$ 24,554	$ 28,290	$ 32,541	$ 37,376	$ 42,874	$ 43,338
Operating Income	**$ 38,797**	**$ 45,126**	**$ 52,334**	**$ 60,541**	**$ 69,885**	**$ 80,519**	**$ 92,617**	**$ 106,377**	**$ 122,025**	**$ 123,346**
Plant Capex	$ (3,960)	$ (4,219)	$ (4,499)	$ (4,795)	$ (5,111)	$ (5,448)	$ (5,808)	$ (6,191)	$ (6,599)	$ (7,035)
Total Capex	**$ (3,960)**	**$ (4,219)**	**$ (4,499)**	**$ (4,795)**	**$ (5,111)**	**$ (5,448)**	**$ (5,808)**	**$ (6,191)**	**$ (6,599)**	**$ (7,035)**
Change in NWC	$ (1,876)	$ (2,138)	$ (2,435)	$ (2,773)	$ (3,157)	$ (3,592)	$ (4,087)	$ (4,649)	$ (5,286)	$ (446)
Net Income	$ 32,961	$ 38,769	$ 45,400	$ 52,974	$ 61,617	$ 71,478	$ 82,722	$ 95,538	$ 110,139	$ 115,865
FCF	**$ 40,243**	**$ 46,050**	**$ 52,681**	**$ 60,255**	**$ 68,898**	**$ 78,759**	**$ 90,003**	**$ 102,819**	**$ 117,421**	**$ 123,146**

Table 19.1.3: Economic Feasibility Upside Model

WESTWARD
72

Technical Report Summary Pershing County, Nevada December 31, 2021 73 Case 5% 10% Drivers Base Moderate Upside Average Selling Price Growth 2% 4% 6% Tons Growth 2% 4% 6% Costs of Goods Sold Growth 2% 3% 5% Selling, General, and Administrative Expenses Growth 2% 5% 10% Capital Expenditures Growth 2% 5% 10% Inflation Rate 2.0% 3.0% 4.0% Inflation Adjusted Discount Rate 10% 11% 12% Mine Yield 83% 83% 83% Case Payback IRR NPV Base 0.10 Years 52% $130,645,000 Moderate 0.00 Years 56% $179,409,000 Upside 0.00 Years 58% $196,277,000 Table 19.2 Sensitivity Analysis 20.0 ADJACENT PROPERTIES Adjacent properties to the Colado Site are undeveloped. There is no other known DE mine operation in Pershing County at the time of this report. 21.0 OTHER RELEVANT DATA AND INFORMATION There is no additional data or information to include in this section. 22.0 INTERPRETATIONS AND CONCLUSIONS 22.1 Comments on Exploration It is the opinion of the QP that the amount of exploration and methodology performed at the Colado Site is acceptable for the purposes of this report.

Technical Report Summary Pershing County, Nevada December 31, 2021 74 22.2 Comments on Data Verification It is the QP’s opinion that it is reasonable to rely on laboratory testing procedures provided by U.S. Silica. Based on the review of lab documentation provided by U.S. Silica, it is the QP’s opinion that the testing procedures and results presented herein are acceptable for the purpose of this report. 22.3 Comments on Mineral Processing and Metallurgical Testing Based on review of the lab procedures provided by U.S. Silica, the overall relative homogenous mineralogy of the deposit, it is the QP’s opinion that the procedures and laboratory testing reviewed are acceptable for the purposes of this report. 22.4 Comments on Recoverable Ore Estimates The Recoverable Ore Estimate provided in this report only includes tonnages for material pits as designated by U.S. Silica. The actual recoverable ore at the Colado Site is more than what is reported herein. WESTWARD was able to confirm the data and process methods used by U.S. Silica to calculate BCY volumes. It is the QP’s opinion that there only potential risk factor identified that could possibly alter the mineable ore estimates provided herein is if the reserve estimating methodology is changed to report all reserves as wet, in-situ tons or as dry, recoverable ore. 22.5 Comments on Mineral Processing and Metallurgical Testing Based on review of the lab procedures provided by U.S. Silica, the overall relative homogenous mineralogy of the deposit, it is the QP’s opinion that the procedures and laboratory testing reviewed are acceptable for the purposes of this report. 22.6 Comments on Mining Methods In the opinion of the QP, the current mine planning, mining methods, manpower, mine equipment, and maintenance and repair practices dedicated to supplying the processing plant

Technical Report Summary Pershing County, Nevada December 31, 2021 75 with DE will allow U.S. SILICA to maintain the projected levels of annual production and product quality to support the life-of-mine plan represented by the financial analysis in this report. The QP believes U.S. Silica has plans in place to provide sustainable operations in the pit relative to pit stability, waste handling and erosion control. These plans are reflected in U.S. Silica’s current mine design and operational practices. The QP recommends a routine review process that addresses this effectiveness of the operational practices. 22.7 Comments on Infrastructure In the opinion of the QP, the existing infrastructure is adequate for the projected production of finished goods through the life of mine. The current and planned maintenance-capital investment in infrastructure is adequate to maintain the projected levels of finished goods production and is represented by the financial analysis in this report. 22.8 Comments on Permitting It is the QP’s opinion that the proposed permit revisions, existing permits and plans for the active Colado mine operations adequately address requirements related to environmental compliance and permitting requirements and that U.S. Silica can reasonably anticipate that they will be able to obtain the future authorizations needed to complete the mine plan. Based on review of previous permit documents, history of the site, the mine plan, and the regulatory requirements it is the QP’s opinion that it is highly likely U.S. Silica would be able to obtain authorizations to develop the reserves as classified herein. 23.0 RECOMMENDATIONS The primary recommendation of this report is to design and implement a third-party sampling and testing program to provide outside quality control for U.S. Silica’s internal testing program. The program should be written with detailed instructions on proper collection methods; sample containers, preservation, labeling, security, and transport, and testing. Anticipated cost for this

Technical Report Summary Pershing County, Nevada December 31, 2021 76 program is estimated to be up to $7,000 - $10,000 annually depending on how many tests are conducted and what testing parameters are run. 24.0 REFERENCES References are in each section as footnotes. 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT The information, conclusions, opinions, and estimates contained in this Technical Report Summary were formed based on a combination of inputs from U.S. Silica and Independent Qualified Persons (QPs) observations. This Technical Report Summary assumes and relies on the fact that all the source data provided to the QPs by U.S. Silica and the information and technical documents listed in Chapter 24 (References) are accurate and complete in all material aspects. The authors have carefully reviewed the information provided to them by U.S. Silica within the scope of their technical expertise. The information, conclusions, opinions, and estimates contained in the Technical Report Summary are based on the following parameters: • Information available to U.S. Silica at the time of preparation of this Technical Report Summary. • Assumptions, conditions, and qualifications as set forth in this Technical Report Summary. The QPs have relied upon the ownership and title and permitting information provided by employees of U.S. Silica for inclusion in Section 3 (Property Description). The QPs have not researched property title or mineral rights for the Colado Site and expresses no opinion as to the ownership status of the property.

Technical Report Summary Pershing County, Nevada December 31, 2021 77 The QPs have relied on various U.S. Silica departments for relevant data, analysis, and guidance on applicable market studies, contracts, taxes, royalties and other government levies or interests applicable to revenue or income from the Ottawa operation. Multiple QPs were involved in the preparation of this report. The information for the sections listed below was provided by U.S. Silica and reviewed and opined by WESTWARD and/or Q4 as follows:

Technical Report Summary Pershing County, Nevada December 31, 2021 78

Technical Report Summary Pershing County, Nevada December 31, 2021 80

Technical Report Summary Pershing County, Nevada December 31, 2021 81 LIST OF TABLES Table 1.1 Lease Payments Table 1.2 Individual mine areas Table 1.3 U.S. Silica Recoverable Ore Estimates Table 1.4 Colado Site Permit Summary Table 3.1 Lease payment summary Table 12.1 U.S. Silica Recoverable Ore Estimates Table 13.1 Mining equipment currently employed by U.S. Silica at the Colado Site Table 13.2 Mobile equipment used for stockpile material transport Table 13.3 Historical and projected mining volumes for Colado Table 13.4 Manning table for the Colado Site Table 17.1 Colado Site Permit Summary Table 18.1 Summary of Capital and Operating Costs: 2020-2021 Table 18.2 Summary of Projected Capital Expenditures: 2022-2026 Table 19.1.1 Economic Feasibility Base Model Table 19.1.2 Economic Feasibility Moderate Model Table 19.1.3 Economic Feasibility Upside Model Table 19.2 Sensitivity Analysis FIGURES Figure 1.1 U.S. Silica Colado Mine Permit and Claim Map Figure 1.2 Aerial of the Colado Site Figure 1.3 Aerial showing location of Colado Site& Lovelock Plant Figure 1.4 Boring Location Map Figure 3.1 Overall Colado Site Map Figure 3.2 Complex location relative to processing plant in Lovelock, NV Figure 4.1 Regional Map of the Colado Site Area Figure 6.1 General stratigraphic column of the region Figure 6.2 View to the north of Atlantis Pit Figure 6.3 View to the southwest from Quivera Pit Figure 7.1 Boring Location Map I Colado Site Figure 7.2 Boring Location Map II Colado Site Figure 7.3 Cross section of DE intervals from the Horseshoe Basin pit - south is on the left of the illustration Figure 7.4 Cross section from Horseshoe Basin pit. Figure 13.1 Typical rolling landform and vegetation at Colado Figure 13.2 Colado Site Layout Figure 13.3 Current mining areas at Colado Figure 13.4 Typical cross section of different mining benches Figure 13.5 Typical vegetative scrub and basalt cap rock in the overburden overlying the mining horizon at Colado

Technical Report Summary Pershing County, Nevada December 31, 2021 82 Figure 13.6 Final pit design for Antelope pit Figure 13.7 Final pit design for Atlantis Figure 13.8 Final pit design for Horseshoe Basin Figure 15.1 Means of access to the Colado Site ACRONYMS & ABBREVIATIONS ACRONYM DEFINITION ASP Average Selling Price BCY Bank Cubic Yard BLM Bureau of Land Management CPI Consumer Price Index DE Diatomaceous Earth EPM EP Minerals, LLC ID3 Inverse Distance Cubed IRR Internal Rate of Return ISO International Organization for Standardization EPCM Engineering, Procurement and Construction Management M Million Ma Million Years Ago NDEP Nevada Division of Environmental Protection NDWR Nevada Division of Water Resources NPV Net Present Value NSFM Nevada State Fire Marshall QA/QC Quality Assurance/Quality Control QP Qualified Person SCY Stockpile Cubic Yard SEC Securities and Exchange Commission SMU Smallest Minable Unit TRS Technical Report Summary USGS United States Geological Survey U.S. Silica U.S. Silica Holdings, Inc. yd3 Cubic Yards